Exhibit 2.1

[EXECUTION COPY]

AGREEMENT AND PLAN OF MERGER

dated as of

January 24, 2005

among

COMMUNITY BANK OF NORTHERN VIRGINIA,

MERCANTILE BANKSHARES CORPORATION

and

MERCANTILE-SAFE DEPOSIT AND TRUST COMPANY

i

Section 5.07. Regulatory Filings and the Sarbanes-Oxley Act
Section 5.08. Financial Statements
Section 5.09. Disclosure Documents
Section 5.10. Absence of Certain Changes
Section 5.11. No Undisclosed Material Liabilities
Section 5.12. Compliance with Laws and Court Orders
Section 5.13. Litigation
Section 5.14. Material Contracts.
Section 5.15. Finders’ Fees
Section 5.16. Opinion of Financial Advisor
Section 5.17. Taxes.
Section 5.18. Employees and Employee Benefit Plans.
Section 5.19. Environmental Matters.
Section 5.20. Tax Treatment
Section 5.21. Derivative Instruments
Section 5.22. Insurance
Section 5.23. Capital; Management; CRA Rating
Section 5.24. Properties
Section 5.25. Private Equity Portfolio
Section 5.26. Affiliate Transactions
Section 5.27. Antitakeover Statutes; Rights Plans; Appraisal Rights
Section 5.28. Regulatory Matters.
Section 5.29. Certain Loan Matters.
Section 5.30. Intellectual Property.

ARTICLE 6
Representations and Warranties of Parent

Section 6.01. Corporate Existence and Power
Section 6.02. Corporate Authorization
Section 6.03. Governmental Authorization
Section 6.04. Non-contravention
Section 6.05. Capitalization
Section 6.06. Subsidiaries
Section 6.07. SEC Filings and the Sarbanes-Oxley Act
Section 6.08. Financial Statements
Section 6.09. Disclosure Documents
Section 6.10. Absence of Certain Changes
Section 6.11. No Undisclosed Material Liabilities
Section 6.12. Compliance with Laws and Court Orders
Section 6.13. Litigation
Section 6.14. Finders’ Fees
Section 6.15. Opinion of Financial Advisor
Section 6.16. Tax Treatment
Section 6.17. Regulatory Matters.
Section 6.18. Financing

ARTICLE 7
Covenants of the Bank

Section 7.01. Conduct of the Bank
Section 7.02. Shareholder Meeting; Proxy Material
Section 7.03. No Solicitation; Other Offers
Section 7.04. Tax Matters
Section 7.05. Subordinated Debentures

ARTICLE 8
Covenants of Parent

Section 8.01. Conduct of Parent
Section 8.02. Obligations of Merger Bank
Section 8.03. Director and Officer Liability
Section 8.04. Registration Statement
Section 8.05. Stock Exchange Listing
Section 8.06. Appointment of Directors

ARTICLE 9
Covenants of Parent and the Bank

Section 9.01. Best Efforts
Section 9.02. Certain Filings
Section 9.03. Public Announcements
Section 9.04. Further Assurances
Section 9.05. Access to Information
Section 9.06. Notices of Certain Events
Section 9.07. Confidentiality
Section 9.08. Tax-free Reorganization
Section 9.09. Affiliates
Section 9.10. Employees.

ARTICLE 10
Conditions to the Merger

Section 10.01. Conditions to Obligations of Each Party
Section 10.02. Conditions to the Obligations of Parent and Merger Bank
Section 10.03. Conditions to the Obligations of the Bank

ARTICLE 11
Termination

Section 11.01. Termination
Section 11.02. Effect of Termination

ARTICLE 12
Miscellaneous

Section 12.01. Notices
Section 12.02. Survival of Representations and Warranties
Section 12.03. Amendments and Waivers
Section 12.04. Expenses
Section 12.05. Binding Effect; Benefit; Assignment
Section 12.06. Schedules and Exhibits
Section 12.07. Governing Law
Section 12.08. Jurisdiction
Section 12.09. WAIVER OF JURY TRIAL
Section 12.10. Counterparts; Effectiveness
Section 12.11. Entire Agreement
Section 12.12. Severability
Section 12.13. Specific Performance

SCHEDULES:
Bank Disclosure Schedule
Parent Disclosure Schedule

EXHIBITS:
Exhibit A – Form of Plan of Merger
Exhibit B – Form of Voting Agreement
Exhibit C – Form of Bank Rule 145 Affiliate Letter
Exhibit D – Form of Tax Representation Letter from the Parent
Exhibit E – Form of Tax Representation Letter from the Bank

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 24, 2005 among Community Bank of Northern Virginia, a Virginia bank, whose principal banking office is located at 107 Free Court, Sterling, Virginia 20164 (the “Bank”), Mercantile Bankshares Corporation, a Maryland corporation (“Parent”), and Mercantile-Safe Deposit and Trust Company, a Maryland bank and a wholly-owned subsidiary of Parent, whose principal banking office is located at 2 Hopkins Plaza, Baltimore, Maryland 21201 (“Merger Bank”).

WHEREAS, the respective Boards of Directors of the Bank, Parent and Merger Bank deem it advisable and in the best interests of their respective shareholders, stockholders and corporations for Parent to acquire the Bank by means of a merger of the Bank with and into Merger Bank (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof, the respective Boards of Directors of the Bank, Parent and Merger Bank have approved the Merger and this Agreement, including the Plan of Merger in the form attached as Exhibit A hereto (the “Plan of Merger”);

WHEREAS, Parent, as sole shareholder of Merger Bank (whose approval as such shareholder is required under Maryland Law), shall immediately hereafter approve the Merger and this Agreement, including the Plan of Merger;

WHEREAS, concurrently with the execution of this Agreement, as a condition of the willingness of the Bank and Parent to enter into this Agreement, certain shareholders of the Bank have agreed to enter into a Voting Agreement (the “Voting Agreement”) substantially in the form attached hereto as Exhibit B providing for, among other things, the agreement of such shareholders to vote Bank Shares, representing in the aggregate approximately 30% of the outstanding Bank Shares, in favor of the Plan of Merger and the approval and adoption of this Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  (a) The following terms, as used herein, have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Bank and its Subsidiaries or over 20% of any class of equity or voting securities of the Bank or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Bank, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 20% or more of any class of equity or voting securities of the Bank or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Bank, or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Bank or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Bank.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Bank Balance Sheet” means the consolidated Statements of Financial Condition of the Bank as of September 30, 2004 and the footnotes thereto.

“Bank Balance Sheet Date” means September 30, 2004.

“Bank Merger Act” means Section 18(c) of the Federal Deposit Insurance Act, codified at 12 U.S.C. 1828(c).

“Bank Preferred Stock” means the preferred stock, $1.00 par value, of the Bank.

“Bank Shares” means the shares of common stock, par value $0.333 per share, of the Bank.

“Bank 10-K” means the Bank’s annual report on Form 10-K for the fiscal year ended December 31, 2003.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Baltimore, Maryland are authorized or required by law to close.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of November 29, 2004 between the Bank and Parent.

“Environmental Laws” means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, regarding human health and safety, the environment or pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Bank or any Subsidiary as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Insider” has the meaning set forth in 12 C.F.R. §215.1(h).

“knowledge of the Bank” or “Bank’s knowledge” means the actual knowledge of David P. Summers, Dale G. Phelps, Denise M. Calabrese, Thomas F. Lackey, Richard A. Hutchinson, Christopher D. Mortensen and Robert W. Patterson.

“knowledge of Parent” means the actual knowledge of the Parent’s Officers.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Maryland Law” means the Maryland Code.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) changes in tax, banking and similar laws or interpretations thereof by courts or governmental authorities, but only to the extent the effect on such Person is not materially worse than the effect on similarly situated banks and their holding companies, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, but only to the extent the effect on such Person is not materially worse than the effect on similarly situated banks and their holding companies, (c) changes in economic conditions affecting financial institutions generally, including, but not limited to, changes in market interest rates or the projected future interest rate environment, (d) any modifications or changes to valuation policies and practices that might be expected to occur following consummation of the Merger or restructuring charges that might be expected to be taken following consummation of the Merger, in each case in accordance with GAAP, (e) actions and omissions of Parent, Merger Bank or Bank taken with the prior written consent of the other parties hereto in contemplation of the transactions contemplated hereby, (f) the effects of compliance by the parties with the covenants and other agreements contained in this Agreement or expenses incurred by the parties in consummating the transactions contemplated by this Agreement, or (g) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, but only to the extent the effect on such Person is not materially worse than the effect on similarly situated banks and their holding companies.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Officer” of any Person means any executive officer of such Person within the meaning of Rule 3b-7 of the 1934 Act.

“Parent Balance Sheet” means the consolidated balance sheet of Parent as of September 30, 2004 and the footnotes therein.

“Parent Balance Sheet Date” means September 30, 2004.

“Parent Banking Subsidiaries” means Merger Bank, Farmers & Mechanics Bank, a Maryland bank and Mercantile Potomac Bank, a Maryland bank.

“Parent Preferred Stock” means the preferred stock without par value, of Parent.

“Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2003.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Regulation O Affiliate” means an “Affiliate” as defined in 12 C.F.R. §215.2(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Transaction Documents” means this Agreement, the Plan of Merger and the Voting Agreement.

“Virginia Law” means the Code of Virginia.

“VSCA” means the Virginia Stock Corporation Act, as amended from time to time.

Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

(b)                       Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Aggregate Consideration	11.01(d)(iii)
Agreement	Preamble
Average Closing Price	11.01(d)(iii)
Bank	Preamble
Bank Directors	8.06
Bank Disclosure Schedule	Article 5
Bank Employees	9.10(a)
Bank Intellectual Property Rights	5.30(c)
Bank Option	3.07
Bank Option Plans	3.07
Bank Proxy Statement	5.09(a)
Bank RAP Statements	5.07(h)
Bank Regulatory Documents	5.07(a)
Bank Required Filings and Approvals	5.03
Bank Securities	5.05(b)
Bank Shareholder Meeting	7.02
Bank Subsidiary Securities	5.06(b)
BHC Act	5.03
Board	5.03
Cash Electing Bank Share	3.02(b)
Cash Election	3.03
Cash Election Number	3.04(a)
Cash Election Price	3.02(b)
Cash Proration Factor	3.04(b)
CBA	5.18(b)
Certificates	3.05(b)
Closing	2.01(c)
Closing Date	2.01(c)
Code	Preamble
CRA	5.23
Decision Period	11.01(d)(iii)
Effective Time	2.01(a)
Election Date	3.03
Election Deadline	3.05(c)
Election Form	3.05(a)
Employee Benefit Plans	5.18(a)(i)
End Date	11.01(b)
Exchange Agent	3.05(b)
Exchange Fund	3.05(b)
Exchange Ratio	3.02(b)
FDIA	5.01
GAAP	5.08
Governmental Entity	5.03
Indemnified Person	8.03(a)
Index Price	11.01(d)(iii)

Term	Section
Index Ratio	11.01(d)(iii)
Labor Organization	5.18(b)
Material Contracts	5.14
Merger	Preamble
Merger Consideration	3.02(b)
Merger Bank	Preamble
Merger Bank Common Stock	3.01
NASDAQ/NMS	11.01(d)(iii)
Non-Electing Bank Shares	3.04(d)
OCC	5.07(a)
Parent	Preamble
Parent Disclosure Schedule	Article 5
Parent Option	3.07
Parent RAP Statements	6.07(g)
Parent Ratio	11.01(d)(iii)
Parent Required Filings and Approvals	6.03
Parent Rights Agreement	6.05(a)
Parent SEC Documents	6.07(a)
Parent Stock	3.02(b)
Payment Event	12.04(b)
Per Share Consideration	11.01(d)(iii)
Plan of Merger	Recitals
Qualified Plans	5.18(a)(iii)
Registration Statement	6.09(b)
Retention Plan	9.10(d)
Specified Proceedings	10.02(g)
Starting Price	11.01(d)(iii)
Stock Election	3.05(c)
Stock Election Price	3.02(b)
Stock Proration Factor	3.04(d)
Superior Proposal	7.03(c)
Surviving Bank	2.01(a)
Tax	5.17(h)
Taxing Authority	5.17(h)
Tax Return	5.17(h)
Tax Sharing Agreement	5.17(h)
Third-Party Intellectual Property Rights	5.30(b)
368 Reorganization	5.20
Total Cash Consideration	11.01(d)(iii)
Total Stock Consideration	11.01(d)(iii)
Uncertificated Shares	3.05(b)
Voting Agreement	Preamble
Watch List	5.29(b)

Section 1.02.  Other Definitional and Interpretative Provisions.  Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all related rules, regulations, ordinances, directives, treaties and judicial or administrative decisions, judgments, decrees or injunctions of any U.S. or non-U.S. federal, state, local or foreign governmental authority.

ARTICLE 2
The Merger; Certain Related Matters

Section 2.01.  The Merger; Closing.  (a) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Bank and Merger Bank shall file articles of merger with the State Corporation Commission of Virginia and make all other filings or recordings required by Virginia Law or Maryland Law in connection with the Merger.  The

Merger shall become effective (the “Effective Time”) at the later of the time the Certificate of Merger is issued by the Virginia State Corporation Commission and the time a Certificate of Merger is issued by the Commissioner of Financial Regulation of Maryland (or at such later time as may be specified in the Certificates of Merger) in accordance with the VSCA and Maryland Law.  Upon and following the Merger, the separate existence of the Bank shall cease, and Merger Bank shall be the Surviving Bank (the “Surviving Bank”).

(b)                       From and after the Effective Time, the Surviving Bank shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Bank and Merger Bank, all as provided under Virginia Law and Maryland Law.

(c)                        The closing of the Merger (the “Closing”) shall take place at such time and place as Parent and the Bank shall agree, on the date when the Effective Time is to occur (the “Closing Date”).

ARTICLE 3
CONVERSION OF THE BANK SHARES; CASH ELECTION; EXCHANGE OF CERTIFICATES

Section 3.01. Merger Bank Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of capital stock of the Bank, Parent or Merger Bank, each issued and outstanding share of common stock, par value $10.00 per share, of Merger Bank (“Merger Bank Common Stock”) shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $10.00 per share, of the Surviving Bank with the same rights, powers, privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Bank.

Section 3.02. Conversion of the Bank Shares.  At the Effective Time by virtue of the Merger and without any action on the part of any holder of shares of capital stock of the Bank, Parent or Merger Bank:

(a)                        each issued Bank Share owned by the Bank (other than shares held for the account of clients, customers or other Persons) or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time (other than shares held for the account of clients, customers or other Persons) shall be canceled, and no payment shall be made with respect thereto;

(b)                       each Bank Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 3.02(a) or as adjusted pursuant to Section 11.01(d)(iii), be converted into the following (collectively, the “Merger Consideration”):

(i)                                     for each such Bank Share with respect to which an election to receive cash has been effectively made and not revoked or deemed converted into the right to receive the Stock Election Price pursuant to Section 3.04(b), or is deemed made pursuant to Section 3.04(d), as the case may be (each, a “Cash Electing Bank Share”), the right to receive an amount equal to $20.375 in cash without interest (the “Cash Election Price”), as may be adjusted pursuant to Section 11.01(d)(iii); and

(ii)                                  for each other such Bank Share, the right to receive 0.4005 share(s) (the “Exchange Ratio”) of common stock, par value $2.00 per share (“Parent Stock”), of the Parent (the “Stock Election Price”), as may be adjusted pursuant to Section 11.01(d)(iii).

Section 3.03. Elections.  Each person (other than the Bank) who, at the close of business on the date of the Bank Shareholder Meeting or on such other date as the Parent and the Bank publicly announce as the Election Date (such date, the “Election Date”), is a record holder of Bank Shares will be entitled, with respect to any or all of such Bank Shares, to make an election (a “Cash Election”) on or prior to such date to receive the Cash Election Price on the basis hereinafter set forth.

Section 3.04. Proration of Election Price.  (a)  Subject to adjustment pursuant to Section 11.01(d)(iii), the number of Bank Shares to be converted into the right to receive the Cash Election Price at the Effective Time (the “Cash Election Number”) shall equal the number of Bank Shares which is 40% of the Bank Shares outstanding at the Effective Time (excluding any Bank Shares to be canceled pursuant to Section 3.02(a)).

(b)                       If the number of Cash Electing Bank Shares exceeds the Cash Election Number, then such Cash Electing Bank Shares shall be treated in the following manner:

(i)                                     A cash proration factor (the “Cash Proration Factor”) shall be determined by dividing the Cash Election Number by the total number of Cash Electing Bank Shares.

(ii)                                  A number of Cash Electing Bank Shares covered by each shareholder’s Cash Election equal to the product of (x) the Cash Proration Factor and (y) the total number of Cash Electing Bank Shares covered by such Cash Election shall be converted into the right to receive the Cash Election Price.

(iii)                               Each Cash Electing Bank Share, other than those Bank Shares converted into the right to receive the Cash Election Price in accordance with Section 3.04(b)(ii), shall be converted into the right to receive the Stock Election Price as if such Bank Shares were not Cash Electing Bank Shares.

(c)                        If the number of Cash Electing Bank Shares is equal to the Cash Election Number, then each Cash Electing Bank Share shall be converted into the right to receive the Cash Election Price and each other Bank Share (other than Bank Shares to be canceled pursuant to Section 3.02(a)) shall be converted into the right to receive the Stock Election Price.

(d)                       If the number of Cash Electing Bank Shares is less than the Cash Election Number, then:

(i)                                     Each Cash Electing Bank Share shall be converted into the right to receive the Cash Election Price.

(ii)                                  The Bank Shares as to which a Cash Election is not in effect, excluding Bank Shares to be cancelled pursuant to Section 3.02(a), (the “Non-Electing Bank Shares”) shall be treated in the following manner:

(A)                                        A stock proration factor (the “Stock Proration Factor”) shall be determined by dividing (x) the difference between the Cash Election Number and the number of Cash Electing Bank Shares, by (y) the total number of Non-Electing Bank Shares.

(B)                                          A number of Non-Electing Bank Shares of each shareholder equal to the product of (x) the Stock Proration Factor and (y) the total number of Non-Electing Bank Shares of such shareholder shall be converted into the right to receive the Cash Election Price (and a Cash Election shall be deemed to have been made with respect to such Bank Shares).

(C)                                          Each Non-Electing Bank Share of each shareholder as to which a Cash Election is not deemed made pursuant to Section 3.04(d)(ii)(B) shall be converted into the right to receive the Stock Election Price.

Section 3.05. Election Procedures; Exchange Agent.  (a)  Prior to the date of the Bank Shareholder Meeting (as defined in Section 7.02) Parent and the Bank shall prepare a form (an “Election Form”) pursuant to which a holder of record of Bank Shares may make a Cash Election with respect to each Bank Share owned by such holder.  The Bank shall cause an Election Form to be included with the Bank Proxy Statement (as defined in Section 5.09(a)) and mailed to each holder of record of Bank Shares as of the record date for such meeting.

(b)                       Prior to the record date for the Bank Shareholder Meeting, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of (i) receiving Election Forms and determining, in accordance with this Article 3, the form of Merger Consideration to be received by each holder of Bank Shares, and (ii)

exchanging for the Merger Consideration (A) certificates representing Bank Shares (the “Certificates”) or (B) uncertificated Bank Shares (the “Uncertificated Shares”).  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Certificates and the Uncertificated Shares, for exchange in accordance with this Article 3, (i) subject to Section 3.06(a), certificates representing the shares of Parent Stock that constitute the stock portion of the Merger Consideration and (ii) an amount of cash necessary to satisfy the cash portion of the Merger Consideration (the “Exchange Fund”).  The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in accordance with merger transactions.  At the Effective Time or promptly thereafter, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of Bank Shares at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

(c)                        A Cash Election shall be effective only if the Exchange Agent shall have received no later than 5:00 p.m. Baltimore, Maryland time on the date of the Bank Shareholder Meeting (the “Election Deadline”) an Election Form covering the Bank Shares to which such Cash Election applies, executed and completed in accordance with the instructions set forth in such Election Form.  Any Bank Share with respect to which the Exchange Agent has not received an effective Cash Election meeting the requirements of this Section 3.05(c) by the Election Deadline shall be deemed to be a Non-Electing Bank Share.  A Cash Election may be revoked or changed only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed revised Election Form that identifies the Bank Shares to which such revised Election Form applies.  Delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any Bank Shares shall result in the revocation of all prior Election Forms with respect to all such Bank Shares.  Any termination of this Agreement in accordance with Article 11 shall result in the revocation of all Election Forms delivered to the Exchange Agent on or prior to the date of such termination.

(d)                       The Bank and Parent shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity and effectiveness of Election Forms, the manner and extent to which Cash Elections and Stock Elections are to be taken into account in making the determinations required by this Section and the payment of the Merger Consideration.

Section 3.06.  Exchange Procedures; Surrender and Payment.  (a)  Each holder of Bank Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Bank Shares represented by a Certificate or Uncertificated Share.  The shares of Parent Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of Bank Shares or is otherwise required under applicable law.  Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(b)                       If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c)                        After the Effective Time, there shall be no further registration of transfers of Bank Shares.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Bank, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(d)                       Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.05(b) that remains unclaimed by the holders of Bank Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Bank Shares for the Merger Consideration in accordance with this Section 3.06 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon.  Notwithstanding the foregoing, Parent shall not be liable to any holder of Bank Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Any amounts remaining unclaimed by holders of Bank Shares two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of the Surviving Bank free and clear of any claims or interest of any Person previously entitled thereto.

(e)                        No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 3.09, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section.  Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 3.09 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

Section 3.07.  Stock Options.  (a)  At the Effective Time, each option granted by the Bank to purchase Bank Shares pursuant to the Bank’s 1993 Director Incentive Stock Option Plan, the Bank’s 1993 Employees’ Incentive Stock Option Plan and the Bank’s 1998 Stock Compensation Plan (collectively, the “Bank Option Plans”), (each a “Bank Option”), which is then outstanding, unexercised and vested shall cease to represent a right to acquire Bank Shares and shall be converted automatically into a fully-vested option to purchase shares of Parent Stock (a “Parent Option”) in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Bank Option Plan under which such Bank Option was granted, the agreements evidencing grants thereunder and any other agreements between the Bank and an optionee regarding Bank Options):

(i)                                     the number of shares of Parent Stock to be subject to the Parent Option shall be equal to the product of the number of Bank Shares subject to the original option and the Exchange Ratio, provided that any fractional shares of Parent Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(ii)                                  the exercise price per share of Parent Stock under the Parent Option shall be equal to the exercise price per share of Bank Shares under the original option divided by the Exchange Ratio, provided that if the exercise price resulting from such division includes a fractional cent, the exercise price shall be rounded up to the nearest cent.

(iii)                               notwithstanding anything else contained in this Section 3.07(a), it is the intention of the parties that the assumption of Bank Options hereunder shall meet the requirements of Section 424(a) of the Code, and that each Parent Option shall qualify immediately after the Effective Time as an incentive stock option (as defined in Section 422 of the Code) to the extent the related Bank Option so qualified immediately prior to the Effective Time, and the foregoing provisions of this Section 3.07 shall be interpreted to further such purpose and intention.

(b)                       Prior to the Effective Time, Parent shall reserve for issuance the number of shares of Parent Stock necessary to satisfy Parent’s obligations under this Section 3.07.  Promptly after the Effective Time (but in no event later than 10 Business Days thereafter), Parent shall file with the SEC a registration statement on an appropriate form under the 1933 Act with respect to the shares of Parent Stock subject to the Parent Options, and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as comply with applicable state securities or “blue sky” laws, for so long as such options remain outstanding.

(c)                        Prior to the Effective Time, Parent and the Bank shall take all such steps as may be required to cause any acquisitions of Parent equity securities (including derivative securities with respect to any Parent equity securities) and dispositions of Bank equity securities (including derivative securities with respect to any Bank equity securities) resulting from the transactions contemplated by this Agreement by each individual who is anticipated to be subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to Parent or who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Bank, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 3.08.  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Bank or Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement and, if applicable, the Cash Election Price, Exchange Ratio and their determination shall be appropriately adjusted.

Section 3.09.  Fractional Shares.  No fractional shares of Parent Stock shall be issued in the Merger.  All fractional shares of Parent Stock that a holder of Bank Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Stock on the NASDAQ National Market, as reported in the New York City edition of The Wall Street Journal, on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

Section 3.10.  Withholding Rights. Each of the Exchange Agent, Surviving Bank and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Section 3.10 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law.  If the Exchange Agent, Surviving Bank or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Bank Shares in respect of which the Exchange Agent, Surviving Bank or Parent, as the case may be, made such deduction and withholding.

Section 3.11.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Bank, the posting by such Person of a bond, in such reasonable amount as the Surviving Bank may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Bank Share represented by such Certificate, as contemplated by this Section 3.11.

ARTICLE 4
The Surviving Bank

Section 4.01.  Certificate of Incorporation.  The certificate of incorporation of the Merger Bank in effect at the Effective Time shall be the certificate of incorporation of the Surviving Bank until amended in accordance with applicable law.

Section 4.02.  Bylaws.  The bylaws of Merger Bank in effect at the Effective Time shall be the bylaws of the Surviving Bank until amended in accordance with applicable law.

Section 4.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Bank at the Effective Time shall be the directors of the Surviving Bank and (ii) the officers of Merger Bank at the Effective Time shall be the officers of the Surviving Bank.

Section 4.04.  Principal Office; Authorized Capital Stock; Other Matters.  The principal banking office of the Surviving Bank shall be located at 2 Hopkins Plaza, Baltimore, Maryland 21201.  The authorized capital stock of the Surviving Bank consists of five hundred forty-five thousand (545,000) shares of capital stock, with a par value of ten dollars ($10.00) per share, all of one class.  Each share of capital stock of the Surviving Bank shall be entitled to one vote.  No preferred stock will be issued in the Merger.

ARTICLE 5
Representations and Warranties of the Bank

Except as set forth in the disclosure schedule delivered by the Bank to Parent on or prior to the date hereof (the “Bank Disclosure Schedule”), the Bank represents and warrants to Parent that the following representations and warranties are true and correct, provided that the representations and warranties set forth in Sections 5.01 (except with respect to (i) due incorporation, valid existence and good standing and (ii) the status of the Bank as an “insured bank”), 5.03, 5.04 (except with respect to paragraph (a)(i)), 5.06, 5.07(a), 5.10 (except paragraphs (a), (b) and (i)), 5.12, 5.14, 5.17, 5.18, 5.19, 5.21, 5.22, 5.24, 5.25, 5.26, 5.29, and 5.30) shall not be deemed untrue or incorrect so long as there does not exist any fact, circumstance or event that, individually or when taken together with any other fact, circumstance or event inconsistent with any such representations and warranties, has had, or could reasonably be expected to have, a Material Adverse Effect on the Bank:

Section 5.01.  Corporate Existence and Power.  The Bank is duly incorporated as a bank, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.  The Bank is an “insured bank” as defined in Section 3(h) of the Federal Deposit Insurance Act (“FDIA”) that is not a member of the Federal Reserve System.  The Bank is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary.  The Bank has heretofore delivered to Parent true and complete copies of the articles of incorporation and bylaws of the Bank as currently in effect.

Section 5.02.  Corporate Authorization.  (a) The execution, delivery and performance by the Bank of this Agreement and the consummation by the Bank of the transactions contemplated hereby are within the Bank’s corporate powers and, except for the required approval of the Bank’s shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Bank.  The affirmative vote of the holders of two-thirds of the outstanding Bank Shares is the only vote of the holders of any of the Bank’s capital stock necessary in connection with the consummation of the Merger.  This Agreement constitutes a valid and binding agreement of the Bank.

(b)                       At a meeting duly called and held, the Bank’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Bank’s shareholders, (ii) unanimously approved and adopted this Agreement, the Plan of Merger and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 7.03(b)) to recommend approval of the Plan of Merger by its shareholders.

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by the Bank of this Agreement and the consummation by the Bank of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, including the Board of Governors of the Federal Reserve

System (the “Board”), the FDIC and the banking authorities of the State of Maryland and the Commonwealth of Virginia (each, a “Governmental Entity”) or with any third party other than (i) (A) the filing of articles of merger with respect to the Merger with the State Corporation Commission of Virginia and Maryland State Department of Assessments and Taxation, (B) the issuance by the State Corporation Commission of Virginia of a Certificate of Merger, (C) the filing with and approval of this Agreement, and the issuance of a Certificate of Merger, by the Commissioner of Financial Regulation of Maryland and (D) the filing of appropriate documents with the relevant authorities of other states in which the Bank is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws, (iv) the filing with and approval of the Board under Section 3 of the U.S. Bank Holding Company Act of 1956, as amended (the “BHC Act”), with respect to the Merger, (v) the filing with and approval of the FDIC under the Bank Merger Act, with respect to the Merger, and (vi) any other filings and approvals required by the banking authorities of the State of Maryland or the Commonwealth of Virginia or any other state or the District of Columbia with respect to the Merger (the filings and approvals set forth in clauses (i) through (vi), the “Bank Required Filings and Approvals”).

Section 5.04.  Non-contravention.  (a) Except as set forth in Section 5.04(a) of the Bank Disclosure Schedule, the execution, delivery and performance by the Bank of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Bank, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Bank or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Bank or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Bank and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Bank or any of its Subsidiaries.

(b)                       As of the date hereof, the Bank knows of no reason why the opinion of Bank tax counsel referred to in Section 10.03(b) should not be obtained on a timely basis.

Section 5.05.  Capitalization.  (a) The authorized capital stock of the Bank consists of (i) 25,000,000 authorized Bank Shares, par value $0.333-1/3 per share and (ii) 500,000 authorized shares of Bank Preferred Stock, par value $1.00 per share.  As of January 21, 2005, there were outstanding 10,166,577 Bank Shares, zero shares of Bank Preferred Stock and employee stock options to purchase an aggregate of 353,500 Bank Shares (of which options to purchase an aggregate of 353,500 Bank Shares were exercisable).  All outstanding shares of capital stock of the Bank have been, and all shares that may be issued pursuant to any Bank Option Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable.  No Bank Subsidiary or Affiliate owns any shares of capital stock of the Bank.

(b)                       Except as set forth in this Section 5.05 and for changes since January 21, 2005 resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Bank, (ii) securities of the Bank convertible into or exchangeable for shares of capital stock or voting securities of the Bank or (iii) options or other rights to acquire from the Bank, or other obligation of the Bank to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Bank (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Bank Securities”).  There are no outstanding obligations of the Bank or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Bank Securities.

Section 5.06.  Subsidiaries.  (a) Each Subsidiary of the Bank is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.  Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary.  All Subsidiaries of the Bank and their respective jurisdictions of incorporation are identified in Section 5.06(a) of the Bank Disclosure Schedule.

(b)                       All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Bank, is owned by the Bank, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  There are no outstanding (i) securities of the Bank or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Bank or (ii) options or other rights to acquire from the Bank or any of its Subsidiaries, or other obligation of the Bank or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Bank (the items in clauses (i) and (ii) being referred to collectively as the “Bank Subsidiary Securities”).  There are no outstanding obligations of the Bank or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Bank Subsidiary Securities.

Section 5.07.  Regulatory Filings and the Sarbanes-Oxley Act.  (a) The Bank has made available to Parent (i) the Bank’s annual reports on Form 10-K for its fiscal years ended December 31, 2001, 2002 and 2003, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, June 30 and September 30, 2004, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Bank held since December 31, 2003 and (iv) all of its other reports, statements, schedules and registration statements filed with the FDIC since December 31, 2003 (the documents referred to in this Section 5.07(a), collectively, the “Bank Regulatory Documents”).

(b)           As of its filing date, each Bank Regulatory Document complied, and each such Bank Regulatory Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and all other statutes, rules and regulations adopted, enforced or promulgated by the FDIC or applicable regulatory body, as the case may be.

(c)           As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing), each Bank Regulatory Document filed pursuant to the 1934 Act did not, and each such Bank Regulatory Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)           Each Bank Regulatory Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)           The Bank has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that material information relating to the Bank, including its consolidated Subsidiaries, is made known to the Bank’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.  Such disclosure controls and procedures are effective in timely alerting the Bank’s principal executive officer and principal financial officer to material information required to be included in the Bank’s periodic reports required under the 1934 Act.

(f)            The Bank is not deemed an accelerated filer as defined in Rule 12b-2 of the 1934 Act.

(g)           Except as set forth in Section 5.07(g) of the Bank Disclosure Schedule, there are no outstanding loans or other extensions of credit made by the

Bank or any of its Subsidiaries to any Officer or director or Insider of the Bank or Insider of any Regulation O Affiliate.  The Bank has not since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.  All outstanding extensions of credit, if any, were at the time they were made and continue to be permitted and in compliance with the provisions of Regulation O, 12 C.F.R. Part 215.

(h)           Since January 1, 2000, the Bank has timely filed all required annual and quarterly statements and other documents (including exhibits and all other information incorporated therein) required to be filed with EDS, the banking agencies’ electronic collection agent (collectively, the “Bank RAP Statements”).  The Bank RAP Statements, including the method for determining the Bank’s provision for loan and lease losses, are and have been prepared in conformity with regulatory accounting practices, applicable law and supervisory policy, consistently applied, for the periods covered thereby and (as may have been amended and restated or supplemented by Bank RAP Statements filed subsequently but prior to the date hereof) fairly present in all material respects the statutory financial position of the Bank, as at the respective dates thereof and the results of operations of the Bank for the respective periods then ended.  The Bank RAP Statements comply in all material respects with any requirement of law when filed and no material deficiency has been asserted with respect to any Bank RAP Statements by the FDIC or any other governmental authority.  The annual statutory balance sheets and income statements included in the Bank RAP Statements have been audited, and the Bank has made available to Parent true and complete copies of all audit opinions related thereto.  Neither the Bank’s independent public accountants nor any employee of the Bank has alleged that any of the Bank RAP Statements contains any misstatement or other defect which, if true, would cause the representations and warranties contained in this Section 5.07(h) to be untrue.

Section 5.08.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Bank included in the Bank Regulatory Documents fairly present, in all material respects, in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Bank and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 5.09.  Disclosure Documents.  (a) The proxy or information statement of the Bank to be filed with the FDIC in connection with the Merger (the “Bank Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act.  At the time the Bank Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Bank, and at the time such shareholders vote on adoption of this Agreement and at the

Effective Time, the Bank Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 5.09(a) will not apply to statements or omissions included in the Bank Proxy Statement based upon information furnished to the Bank in writing by Parent specifically for use therein.

(b)           None of the information provided by the Bank for inclusion in the Registration Statement (as defined in Section 6.09(b)) or any amendment or supplement thereto, at the time the Registration Statement or any amendment or supplement becomes effective and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 5.10.  Absence of Certain Changes.  Since the Bank Balance Sheet Date, the business of the Bank and its Subsidiaries has been conducted in the ordinary course consistent with past practices and, except as disclosed in the Bank Disclosure Schedule there has not been:

(a)           any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank;

(b)           any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Bank (other than quarterly cash dividends on the Bank Shares not in excess of $0.10 per share per quarter and having customary record and payment dates), or any repurchase, redemption or other acquisition by the Bank or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Bank or any of its Subsidiaries;

(c)           any amendment of any material term of any outstanding security of the Bank or any of its Subsidiaries;

(d)           any incurrence, assumption or guarantee by the Bank or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(e)           any creation or other incurrence by the Bank or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

(f)            any making of any material loan, advance or capital contributions to or investment in any Person other than (x) loans in the ordinary course of the Bank’s lending business consistent with past practices and (y) loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries in the ordinary course of business consistent with past practices;

(g)           any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Bank or any of its Subsidiaries;

(h)           any transaction or commitment made, or any contract or agreement entered into, by the Bank or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Bank or any of its Subsidiaries of any contract or other right, in either case, material to the Bank and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(i)            any change in any material method of accounting or accounting principles or practice by the Bank or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

(j)            except as described in Section 9.10 herein, any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Bank or any of its Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Bank or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Bank or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Bank or any of its Subsidiaries, other than, in the case of clause (v), increases granted to employees (other than officers) in the ordinary course of business consistent with past practice;

(k)           any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Bank or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Bank Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

(l)            any material Tax election made (other than elections consistent with the Bank’s and its Subsidiaries’ past practice) or changed, any annual tax accounting period changed, any material method of tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered.

Section 5.11.  No Undisclosed Material Liabilities.  Except as set forth in Section 5.13 of the Bank Disclosure Schedule, there are no liabilities or obligations of the Bank or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

(a)           liabilities or obligations disclosed and provided for in the Bank Balance Sheet or in the notes thereto or in the Bank Regulatory Documents filed prior to the date hereof, and

(b)           liabilities or obligations incurred in the ordinary course of business consistent with past practices that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank.

Section 5.12.  Compliance with Laws and Court Orders.  Except as set forth in Section 5.12 of the Bank Disclosure Schedule, the Bank and each of its Subsidiaries is and, since January 1, 2002, has been in compliance with, and to the knowledge of the Bank is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law (including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws and other laws relating to discriminatory business practices, the Sarbanes-Oxley Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA PATRIOT) Act of 2001 and the Bank Secrecy Act).

Section 5.13.  Litigation.  Except as set forth in the Bank Regulatory Documents filed prior to the date hereof and except as set forth in Section 5.13 of the Bank Disclosure Schedule, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Bank, threatened against or affecting, the Bank, any of its Subsidiaries, any present or former officer, director or employee of the Bank or any of its Subsidiaries or any Person for whom the Bank or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff’s demands, (i) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank or (ii) as of the date hereof, involve the imposition of permanent injunctive relief.

Section 5.14.  Material Contracts.

(a)           Except for those agreements and other documents filed as exhibits to the Bank Regulatory Documents and the agreements, contracts and arrangements set forth in Section 5.14(a) of the Bank Disclosure Schedule (collectively, the “Material Contracts”), neither the Bank nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts the conduct of business or any line of business by the Bank or any of its Subsidiaries (or, after the consummation of the Merger, Parent or any of its Subsidiaries).  Neither the Bank nor any of its Subsidiaries is in breach of or default under any Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.  No other party to any of the Bank’s or its Subsidiaries’ Material Contracts is, to the Bank’s knowledge, in default in respect of any such Material Contract.

(b)           Each of the Bank’s and its Subsidiaries’ Material Contracts is valid and binding and in full force and effect and, to the Bank’s knowledge, enforceable against the other party or parties thereto in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  The Bank has previously made available to Parent true and correct copies of each Material Contract set forth in Section 5.14(a) of the Bank Disclosure Schedule.

Section 5.15.  Finders’ Fees.  Except for Sandler O’Neill & Partners, L.P., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Bank or any of its Subsidiaries who might be entitled to any fee or commission from the Bank or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.16.  Opinion of Financial Advisor.  The Bank has received the opinion of Sandler O’Neill & Partners, L.P., financial advisor to the Bank, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Bank’s shareholders from a financial point of view.

Section 5.17.  Taxes.

(a)           All income tax and other material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Bank or any of its Subsidiaries have been filed when due (taking into account valid extensions) under all applicable laws, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b)           The Bank and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Bank and its Subsidiaries ordinarily record items on their respective books.

(c)           The income and franchise Tax Returns of the Bank and its Subsidiaries through the Tax year ended December 31, 2000 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(d)           There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Bank’s knowledge, threatened against or with respect to the Bank or its Subsidiaries in respect of any Tax or Tax Return.

(e)           During the five-year period ending on the date hereof, neither the Bank nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f)            Except as set forth in Section 5.17(f) of the Bank Disclosure Schedule, neither the Bank nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(g)           Section 5.17(g) of the Bank Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Bank or any of its Subsidiaries currently files Tax Returns.

(h)           “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Bank or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Bank or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Bank or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).  “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.  “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Bank or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

Section 5.18.  Employees and Employee Benefit Plans.

(a)           Except as set forth on Section 5.18(a) of the Bank Disclosure Schedule or as provided for in the next to last sentence of Section 9.10(a) or in Section 9.10(d) hereof, the Bank and any ERISA Affiliate do not sponsor or maintain and are not required to contribute to and have not during the preceding five (5) years sponsored, maintained or contributed to an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) or any other employee benefit program or arrangement, including, without limitation, any pension, profit sharing, deferred compensation, retirement, bonus, stock option, stock appreciation right, stock purchase or restricted stock plan, severance or “golden parachute” arrangement, consulting agreement, incentive plan, or any other compensation, perquisite, welfare or fringe benefit plan, program or arrangement providing for benefits for, or for the welfare of, any or all of the current or former employees, leased employees, officers or directors of the Bank or any ERISA Affiliate, or the beneficiaries of such persons (such plans, programs and arrangements set forth in Section 5.18(a) of the Bank Disclosure Schedule, collectively, the “Employee Benefit Plans”).  Except as disclosed in Section 5.18(a)(i) of the Bank Disclosure Schedule or as contemplated in the next to last sentence of Section 9.10(a) or in Section 9.10(d) hereof:

(i)            (A) Each Employee Benefit Plan and any related funding arrangement is in compliance with all applicable requirements of ERISA, the Code, and other applicable laws, and each Employee Benefit Plan has been administered in accordance with its written terms to the extent consistent with such requirements of law; (B) all benefits due and payable under any Employee Benefit Plan have been paid or are in the process of being paid in accordance with the terms of such Employee Benefit Plan; (C) the Bank and each ERISA Affiliate have timely made (and at the Effective Time will have timely made) all contributions and/or premiums required to be made to any Employee Benefit Plan; (D) there are no claims (except for claims for benefits in the ordinary course of plan administration), litigation, arbitration, government investigation or audit or other legal proceeding pending or, to the knowledge of the Bank or any

ERISA Affiliate, threatened against or with respect to any Employee Benefit Plan and, to the knowledge of the Bank or any ERISA Affiliate, no facts exist which could give rise to such claims, litigation, arbitration, investigation, audit or other proceeding; (E) all reports, returns, forms, notifications or other disclosure materials required to be filed with any governmental entity or distributed to employees with respect to any Employee Benefit Plan have been timely filed or distributed and are accurate and complete; (F) no nonexempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred or will occur prior to the Effective Time with respect to any Employee Benefit Plan subject to such rules, or with respect to any parties in interest or fiduciaries with respect to any Employee Benefit Plan in connection with a transaction involving an Employee Benefit Plan; (G) no excise taxes or civil penalties are payable or will become payable prior to the Effective Time with respect to any Employee Benefit Plan; (H) neither the Bank nor any ERISA Affiliate is subject to any legal obligation to continue any Employee Benefit Plan either before or after the Effective Time, nor would Parent or the Surviving Bank be subject to any such obligation; and (I) any Employee Benefit Plan may (except as prohibited by applicable law), and without the consent of any employee, beneficiary or other party, be amended in any respect or terminated either before or after the Effective Time.

(ii)           The Bank has previously delivered to the Parent complete copies of each written Employee Benefit Plan; all related summary plan descriptions and/or summaries furnished or made available to employees, officers and directors of the Bank or any ERISA Affiliate with respect to programs for which a summary plan description is not required; all related trust agreements or other funding arrangements, including, but not limited to, insurance policies; for the three (3) most recent plan years, all annual reports (5500 series) for each Employee Benefit Plan that have been filed with any governmental agency; all current registration statements or Form S-8 (or any other applicable registration form); and all other material documents relating to any Employee Benefit Plan as may reasonably be requested by the Parent.

(iii)          (A) Any Employee Benefit Plans which are intended to be qualified under Section 401(a) of the Code (collectively, the “Qualified Plans”) are so qualified; (B) to the knowledge of the Bank and any ERISA Affiliate, nothing has occurred that could reasonably be expected to adversely affect the tax-qualified status of the Qualified Plans; (C) the Qualified Plans currently in effect have been amended to comply with all current applicable legislation (including any regulations issued thereunder), and have received a favorable determination letter or are the subject of an opinion letter from the Internal Revenue Service with respect to their tax-qualified status which considers all such current applicable legislation, or are still within a remedial amendment period as announced by the Internal Revenue Service; (D) the Bank has delivered to Parent complete copies of the most recent determination and opinion letters previously received and all correspondence relating to the applications for the most recent determination letters with respect to the Qualified Plans currently in effect; and (E) the Bank has delivered to Parent documentation relating to the correction of any Qualified Plan defects under any governmental correction program or otherwise.

(iv)          No Employee Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, and no Employee Benefit Plan is a multiple employer plan under Code Section 413(c) or a “multiemployer plan” as defined in Section 3(37) of ERISA.

(v)           The Bank and each ERISA Affiliate do not have any obligation, and have not made any representation, in connection with any medical, death or other welfare benefits for their employees or other service providers after they retire, except to the extent required under the group health plan continuation requirements of Sections 601 through 609 of ERISA, Section 4980B of the Code, or applicable state law.

(vi)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, severance, unemployment compensation and golden parachute payments) becoming due to any current or former director or employee of the Bank or any ERISA Affiliate under any Employee Benefit Plan or otherwise; (B) increase any benefits otherwise payable by the Bank or any ERISA Affiliate, (C) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Benefit Plan or otherwise; or (D) result in any payments or benefits that are not fully deductible under Sections 162(a)(1), 162(m) and 280G of the Code, as applicable.

(b)           Except as set forth in Section 5.18(b) of the Bank Disclosure Schedule, there is no:

(i)            collective bargaining agreement or any other agreement with any labor organization, union, group or association (“Labor Organization”) applicable to the employees of the Bank or any of its Subsidiaries to which the Bank or any of its Subsidiaries are a party to or bound (a “CBA”);

(ii)           unfair labor practice complaint pending or, to the Bank’s knowledge, threatened against the Bank or its Subsidiaries before the National Labor Relations Board or any other federal, state local or foreign agency;

(iii)          pending or, to the Bank’s knowledge, threatened or affecting the Bank or its Subsidiaries, strike, slowdown, work stoppage, lockout or other collective labor action or dispute by or with respect to any employees of the Bank or any Subsidiary;

(iv)          grievance or unfair dismissal proceeding arising out of any CBA or other grievance procedure pending against the Bank or its Subsidiaries;

(v)           claim, audit, litigation, government investigation, administrative proceeding or arbitration against the Bank or any Subsidiary involving any matter related to employment including, but not limited to, claims of discrimination, claims of unpaid wages, claims of violations of the Family and Medical Leave Act, claims of wrongful discharge, claims of unfair labor practices, workers’ compensation claims, and claims related to occupational safety and health law;

(vi)          pending arbitration proceeding arising out of or under any CBA to which the Bank or its Subsidiaries are bound or a party;

(vii)         pending or, to the Bank’s knowledge, threatened representation question or union or labor organizing activities with respect to employees of the Bank or any Subsidiary;

(viii)        written personnel policy, rule or procedure applicable to employees of the Bank or any Subsidiary;

(ix)           individual employment agreement in any form whatsoever including, but not limited to, any agreement for a term of employment, stock option agreement, stock purchase agreement, bonus agreement, or covenant not to compete; or

(x)            policy or agreement in any form whatsoever which alters the at-will status of the employees of the Bank or any Subsidiary.

(c)           During the past three years, neither the Bank nor any of its Subsidiaries have effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Bank or its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Bank or its Subsidiaries; nor has the Bank or its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law.  The employees of the Bank or its Subsidiaries have not suffered an “employment loss” (as defined in the WARN Act) since three months prior to the date of this Agreement.

(d)           The Bank and its Subsidiaries have at all times properly classified each of their respective employees as employees and each of their independent contractors as independent contractors, as applicable.

(e)           The Bank and its Subsidiaries have at all times properly classified each of their respective employees as exempt or non-exempt for purposes of the Fair Labor Standards Act.

(f)            The Bank and its Subsidiaries have at all times for each of their respective employees properly withheld and paid all applicable taxes and all other withholdings required by law.

(g)           Attached as Section 5.18(g) of the Bank Disclosure Schedule is a listing of each employee of the Bank and its Subsidiaries along with the employee’s 2004 annual salary, 2004 bonus, any other 2004 compensation, and current accrued leave.

Section 5.19.  Environmental Matters.

(a)           No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Bank or any Subsidiary, is threatened by any governmental entity or other Person, in each case, with respect to any matters relating to the Bank or any Subsidiary and relating to or arising out of any Environmental Law.

(b)           The Bank and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and all Environmental Permits.

(c)           There are no liabilities of the Bank or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and, to the knowledge of the Bank there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

(d)           There has been no written environmental investigation, study, audit, test, review or other analysis conducted of which the Bank or any Subsidiary has knowledge in relation to the current or prior business of the Bank or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Bank or any of its Subsidiaries that has not been delivered to Parent at least five Business Days prior to the date hereof.

(e)           Except as set forth in Section 5.19(e) of the Bank Disclosure Schedule, neither the Bank nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(f)            For purposes of this Section 5.19, the terms “Bank” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Bank or any of its Subsidiaries and for which, by contract, agreement or otherwise, the Bank or any of its Subsidiaries is the successor to any liabilities of such predecessor that might arise or have arisen under Environmental Law.

Section 5.20.  Tax Treatment.  Neither the Bank nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).

Section 5.21.  Derivative Instruments.  Neither the Bank nor any of its Subsidiaries is party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the account of the Bank, or for the account of one or more of its Subsidiaries or their customers.

Section 5.22.  Insurance.  The Bank and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices.  All of the insurance policies, binders, or bonds maintained by the Bank or its Subsidiaries are in full force and effect; the Bank and its Subsidiaries are not in material default thereunder.

Section 5.23.  Capital; Management; CRA Rating.  The Bank (i) is “well-capitalized” as that term is defined at 12 C.F.R. § 225.2(r)(2)(i), (ii) is “well-managed” as that term is defined at 12 C.F.R. § 225.2(s)(1) and (iii) has at least a “satisfactory” rating under the U.S. Community Reinvestment Act (the “CRA”).

Section 5.24.  Properties.  Except as set forth in Section 5.24 of the Bank Disclosure Schedule, each of the Bank and its Subsidiaries has good and marketable title or a valid and enforceable leasehold, as applicable, free and clear of all Liens, to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the Bank Balance Sheet as of the Bank Balance Sheet Date or acquired after such date, except (i) Liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, provided taxes are paid as and when required under applicable law notwithstanding any such contest (ii) pledges to secure deposits incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not materially impair the use of the respective property as such property is used on the date hereof, and, with respect to all fee-owned property, do not materially impair the fair market value of such property, (iv) for dispositions of or encumbrances on such properties or assets in the ordinary course of business, (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens and encumbrances arising in the ordinary course of business, (vi) Liens securing obligations that are reflected in such consolidated balance sheet or (vii) the lessor’s interest in any such property that is leased.  All material leases pursuant to which the Bank or any of its Subsidiaries, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and are bona fide, arm’s length leases, at rents that constituted market rents as of the respective dates such leases were entered into.  The Bank Disclosure Schedule sets forth a true, correct and complete list of all real properties owned or leased by the Bank or any of its Subsidiaries.  The Bank has made available to Parent copies of all documents creating or evidencing fee or leasehold interests of the Bank and its Subsidiaries, including all modifications or amendments thereto.

Section 5.25.  Private Equity Portfolio.  The Bank has furnished or made available to Parent true and complete information concerning its investments, or investments made by entities managed by it, in private equity, venture capital or similar types of investments.  All such investments are owned by the Bank, directly or indirectly, free and clear of all Liens and there have been no adverse events or developments with respect to any such investment since the Bank Balance Sheet Date.

Section 5.26.  Affiliate Transactions.  Except as set forth in Section 5.26 of the Bank Disclosure Schedule, the Bank is not a party to any agreement, arrangement or understanding (whether oral or written), directly or indirectly (including, without limitation, any purchase, sale, lease, investment, loan, service or management agreement or other transaction), with any “affiliate,” as such term is defined in Section 23A of the Federal Reserve Act.  All of the Bank’s agreements, arrangements or understandings with “affiliates” comply with Sections 23A and 23B of the Federal Reserve Act.

Section 5.27.  Antitakeover Statutes; Rights Plans; Appraisal Rights.  (a) The Bank has taken all action necessary to exempt the Merger, this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby from Sections 13.1 - 725.1, 13.1 - 726 and 13.1 - 728.2 of Virginia Law, and, accordingly, neither such Sections nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions.  No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to the Merger, this Agreement, or the Transaction Documents or any of the transactions contemplated hereby and thereby.

(b)           No shareholder rights plan is, or at the Effective Time will be, applicable to the Merger, this Agreement, or the Transaction Documents or any of the transactions contemplated hereby and thereby.

(c)           No holder of Bank Shares nor any other Person will have any right of appraisal or dissenters’ rights with respect to any Bank Shares, pursuant to Virginia Law or any other provision of law, in connection with the Merger, the adoption of this Agreement, the Transaction Documents or any of the transactions contemplated hereby or thereby.

Section 5.28.  Regulatory Matters.

(a)           Neither the Bank nor any of its Subsidiaries is a party or subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, or extraordinary supervisory letter from, any Governmental Entity, in each case that is material to the Bank.

(b)           Neither the Bank nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission, in each case that is material to the Bank.

Section 5.29.  Certain Loan Matters.

(a)           Except as set forth in Section 5.29(a) of the Bank Disclosure Schedule, as of December 31, 2004, the Bank is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $100,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by the Bank or the FDIC should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons.

(b)           Section 5.29(b) of the Bank Disclosure Schedule contains the “watch list of loans” (“Watch List”) of the Bank as of December 31, 2004.  To the knowledge of the Bank, there is no loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with the Bank’s past practices, supervisory policy and prudent banking practices, but which has not been included on the Watch List.

(c)           The Bank has kept complete and accurate books and records in connection with its loan agreements, notes or borrowing arrangements, and there are no oral modifications or amendments related to its loan agreements, notes or borrowing arrangements that are not reflected in the Bank’s records, no defenses as to the enforcement of any loan agreement, note or borrowing arrangement have been asserted, and there have been no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense.

(d)           Each loan agreement, note or borrowing arrangement is (i) represented by evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligations of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e)           The Bank’s allowance for loan and lease losses in its audited consolidated balance sheet at December 31, 2004 is equal to or greater than the amount of loans and leases that are, or in the reasonable judgment of the bank may become, in default or uncollectible.

Section 5.30.  Intellectual Property.

(a)           The Bank and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and proprietary information or materials that are used in the business of the Bank and its Subsidiaries as currently conducted, and to the knowledge of the Bank, all patents and registered trademarks, trade names, service marks and copyrights owned by the Bank and/or its Subsidiaries are valid and subsisting.

(b)           The Bank is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which the Bank is a party and pursuant to which the Bank is authorized to use any third-party patents, trademarks, service marks, and copyrights (“Third-Party Intellectual Property Rights”).

(c)           No claims with respect to (A) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Bank or any its Subsidiaries (the “Bank Intellectual Property Rights”), (B) any material trade secret owned by the Bank or any of its Subsidiaries, or (C) to the knowledge of the Bank, Third-Party Intellectual Property Rights licensed to the Bank or any of its Subsidiaries, are currently pending or are threatened in writing by any Person.

(d)           To the knowledge of the Bank, there are no valid grounds for any bona fide claims (A) to the effect that the sale or licensing of any product as now sold or licensed by the Bank or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret of any other Person, (B) against the use by Bank or any of its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Bank or any of its

Subsidiaries as currently conducted, (C) challenging the ownership or validity of any Bank Intellectual Property Rights or other material trade secret owned by the Bank, or (D) challenging the license or right to use any Third-Party Intellectual Rights by the Bank or any of its Subsidiaries.

(e)           To the knowledge of the Bank, there is no unauthorized use, infringement or misappropriation of any of the Bank Intellectual Property Rights by any Person, including any employee or former employee of the Bank or any of its Subsidiaries.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the disclosure schedule delivered by Parent to the Bank on or prior to the date hereof (the “Parent Disclosure Schedule”), Parent represents and warrants to the Bank that the following representations and warranties are true and correct, provided that the representations and warranties set forth in Sections 6.01 (except with respect to due incorporation, valid existence and good standing), 6.03, 6.04 (except with respect to paragraph (a)(i)), 6.06, 6.07(a), and 6.12 shall not be deemed untrue or incorrect so long as there does not exist any fact, circumstance or event that, individually or when taken together with any other fact, circumstance or event inconsistent with any such representations and warranties, has had, or could reasonably be expected to have, a Material Adverse Effect on Parent:

Section 6.01.  Corporate Existence and Power.  Each of Parent and Merger Bank is duly incorporated as a corporation or a bank, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.  Each of Parent and Merger Bank is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary.  Parent has heretofore delivered to the Bank true and complete copies of the certificate of incorporation and bylaws of Parent and Merger Bank as currently in effect.

Section 6.02.  Corporate Authorization.  The execution, delivery and performance by Parent and Merger Bank of this Agreement and the consummation by Parent and Merger Bank of the transactions contemplated hereby are within the corporate powers of Parent and Merger Bank and have been duly authorized by all necessary corporate action.  This Agreement constitutes a valid and binding agreement of each of Parent and Merger Bank.

Section 6.03.  Governmental Authorization.  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby require no action by or in respect of, or filing with any Governmental Entity or any third party other than (i) (A) the filing of articles of merger with respect to the Merger with the State Corporation Commission of Virginia and Maryland State Department of Assessments and Taxation, (B) the issuance by the State Corporation Commission of Virginia of a Certificate of Merger, (C) the filing with and approval of this Agreement, and the issuance of a Certificate of Merger, by the Commissioner of Financial Regulation of Maryland and (D) the filing of appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws, (iv) the filing with and approval of the Board under Section 3 of the BHC Act, with respect to the Merger, (v) the filing with and approval of the FDIC under the Bank Merger Act, with respect to the Merger, and (vi) any other filings and approvals required by the banking authorities of the State of Maryland or the Commonwealth of Virginia or any other state or the District of Columbia with respect to the Merger (the filings and approvals set forth in clauses (i) through (vi), the “Parent Required Filings and Approvals”).

Section 6.04.  Non-contravention.  (a) The execution, delivery and performance by Parent and Merger Bank of this Agreement and the consummation by Parent and Merger Bank of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Bank, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any law, (iii) assuming compliance with the matters referred to in Section 6.03 require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries.

(b)           As of the date hereof, Parent knows of no reason why the opinion of Parent tax counsel referred to in Section 10.02(d) should not be obtained on a timely basis.

Section 6.05.  Capitalization.  (a) The authorized capital stock of Parent consists of (i) 130,000,000 authorized shares of Parent Stock par value $2.00 per share and (ii) 2,000,000 authorized shares of Parent Preferred Stock without par value.  As of January 20, 2005, there were outstanding 79,330,309 shares of Parent Stock and zero shares of Parent Preferred Stock and employee stock options to purchase an aggregate of 1,539,902 shares of Parent Stock (of which options to purchase an aggregate of 739,313 shares of Parent Stock were exercisable).  Parent has also issued rights pursuant to the Stockholder Protection Rights Agreement, dated as of June 8, 1999 between Parent and Mercantile-Safe Deposit and Trust Company as Rights Agent (“Parent Rights Agreement”).  All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable.

(b)           Except as set forth in this Section 6.05 and for changes since January 20, 2005 resulting from the exercise of stock options or the grant of stock based compensation to directors or employees or from the issuance of stock in connection with a merger or other acquisition or business combination determined by Parent’s Board of Directors to be in the best interests of Parent and its stockholders, there are no outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options or other rights to acquire from Parent or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent.  There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clause (i), (ii) or (iii) above.

(c)           The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 6.06.  Subsidiaries.  (a) Each Subsidiary of Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.  Each Subsidiary of Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary.  All material Subsidiaries of Parent and their respective jurisdictions of incorporation are identified in the Parent 10-K.

(b)           All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  There are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of its Subsidiaries or (ii) options or other rights to acquire from Parent or any of its Subsidiaries, or other obligation of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of Parent.  There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i) or (ii) above.

Section 6.07.  SEC Filings and the Sarbanes-Oxley Act.  (a) Parent has made available to the Bank (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2001, 2002 and 2003, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, June 30 and September 30, 2004, (iii) its proxy or information statements relating to meetings of or actions taken without a meeting by Parent’s stockholders held since December 31, 2003, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2003 (the documents referred to in this Section 6.07(a), collectively, the “Parent SEC Documents”).

(b)           As of its filing date, each Parent SEC Document complied, and each such Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.

(c)           As of its filing date, each Parent SEC Document filed pursuant to the 1934 Act did not, and each such Parent SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)           Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)           Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.  Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the 1934 Act.

(f)            Parent has not since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.  All outstanding extensions of credit, if any, were at the time they were made and continue to be permitted and in compliance with the provisions of Regulation O, 12 C.F.R. Part 215.

(g)           Since January 1, 2000, Parent and each of the Parent Banking Subsidiaries has timely filed all required annual and quarterly statements and other documents (including exhibits and all other information incorporated therein) required to be filed with EDS, the banking agencies’ electronic collection agent (collectively, the “Parent RAP Statements”).  The Parent RAP Statements, including the method for determining Parent’s and the Parent Banking Subsidiaries’ provision for loan and lease losses, are and have been prepared in conformity with regulatory accounting practices, applicable law and supervisory policy, consistently applied, for the periods covered thereby and (as may have been amended and restated or supplemented by Parent RAP Statements filed subsequently but prior to the date hereof) fairly present in all material respects the statutory financial position of Parent and the Parent Banking Subsidiaries, as at the respective dates thereof and the results of operations of Parent and the Parent Banking Subsidiaries for the respective periods then ended.  The Parent RAP Statements comply in all material respects with any requirement of law when filed and no material deficiency has been asserted with respect to any Parent RAP Statements by the FDIC or any other governmental authority.  The annual statutory balance sheets and income statements included in the Parent RAP Statements have been audited, and the Parent has made available to the Bank true and complete copies of all audit opinions related thereto.  Neither Parent’s or the Parent Banking Subsidiaries’ independent public accountants nor any employee of the Parent or the Parent Banking Subsidiaries has alleged that any of the Parent RAP Statements contains any misstatement or other defect which, if true, would cause the representations and warranties contained in this Section 6.07(g) to be untrue.

Section 6.08.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Documents fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 6.09.  Disclosure Documents.  (a) None of the information provided by Parent for inclusion in the Bank Proxy Statement or any amendment or supplement thereto, at the time the Bank Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Bank and at the time the shareholders vote on adoption of this Agreement and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)           The Registration Statement of Parent to be filed with the SEC with respect to the offering of Parent Stock in connection with the Merger (the “Registration Statement”) and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the requirements of the 1933 Act.  At the time the Registration Statement or any amendment or supplement thereto becomes effective and at the Effective Time, the Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  The representations and warranties contained in this Section 6.09 will not apply to statements or omissions in the Registration Statement or any amendment or supplement thereto based upon information furnished to Parent or Merger Bank by the Bank specifically for use therein.

Section 6.10.  Absence of Certain Changes.  Since the Parent Balance Sheet Date, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practice and, except as disclosed to the Bank and as disclosed in the Parent SEC Documents filed prior to the date hereof, there has not been:

(a)           any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent;

(b)           any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent other than Parent’s normal quarterly dividend, as such dividend may be increased in the ordinary course, or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries; and

(c)           any change in any material method of accounting or accounting practice by Parent or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act.

Section 6.11.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than:

(a)           liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto or in the Parent SEC Documents filed prior to the date hereof; and

(b)           liabilities or obligations incurred in the ordinary course of business consistent with past practices that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 6.12.  Compliance with Laws and Court Orders.  Parent and each of its Subsidiaries is and, since January 1, 2003, has been in compliance with, and to the knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law (including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws and other laws relating to discriminatory business practices, the Sarbanes-Oxley Act (including Section 404 thereof), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA PATRIOT) Act of 2001 and the Bank Secrecy Act).

Section 6.13.  Litigation.  Except as set forth in the Parent SEC Documents prior to the date hereof, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any other Person for whom Parent or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 6.14.  Finders’ Fees.  Except for Lehman Brothers Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Bank or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 6.15.  Opinion of Financial Advisor.  Parent has received the opinion of Lehman Brothers Inc., financial advisors to Parent, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to Parent from a financial point of view.

Section 6.16.  Tax Treatment.  Neither Parent nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.

Section 6.17.  Regulatory Matters.

(a)           Neither Parent nor any of the Parent Banking Subsidiaries is a party or subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, or extraordinary supervisory letter from, any Governmental Entity, in each case that is material to Parent.

(b)           Neither Parent nor any of the Parent Banking Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission, in each case that is material to Parent.

Section 6.18.  Financing.  Parent has available on hand, or will have at Closing, sufficient cash and cash equivalents to pay the aggregate cash portion of the Merger Consideration pursuant to Article 3 of this Agreement.

ARTICLE 7

COVENANTS OF THE BANK

The Bank agrees that:

Section 7.01.  Conduct of the Bank.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Bank and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees.  Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

(a)           the Bank shall not adopt or propose any change to its articles of incorporation or bylaws;

(b)           the Bank shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

(c)           the Bank shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

(d)           the Bank shall not, and shall not permit any of its Subsidiaries to, take any action that would make any representation and warranty of the Bank hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time;

(e)           except as contemplated by Section 9.10, the Bank shall not (i) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of the Bank, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Bank, (iii) increase any benefits payable under any severance or termination pay policies or employment agreements, (iv) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a change in control to become a party to any such agreement or a participant in any such plan, or (v) amend the terms of any employee or director stock options or other stock based awards, or (vi) increase (or amend the terms of) any other employee benefit plan, program or arrangement of any type for directors, officers or employees of the Bank;

(f)            the Bank shall not, and shall not permit any of its Subsidiaries to, enter into a new line of business (it being understood that the commercial lending business shall not be construed to be a new line of business);

(g)           the Bank shall not, and shall not permit any of its Subsidiaries to, make any new loans or other extensions of credit to any borrower which (i) would exceed $5,000,000, individually or in the aggregate with respect to such borrower or (ii) would exceed $2,500,000 and are not secured by real property or marketable securities (in each case appropriately margined); provided, that the Bank may renew any existing loans or extensions of credit in excess of such amounts if the terms of such renewals are no less favorable to the Bank than the existing terms of such loans or extensions of credit;

(h)           the Bank shall not, and shall not permit any of its Subsidiaries to, make any capital expenditures, other than those contained in the Bank’s annual budget, in an amount in excess of $50,000; and

(i)            the Bank shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Section 7.02.  Shareholder Meeting; Proxy Material.  The Bank shall cause a meeting of its shareholders (the “Bank Shareholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Plan of Merger.  Subject to Section 7.03(b), the Board of Directors of the Bank shall recommend approval and adoption of this Agreement and the Plan of Merger by the Bank’s shareholders.  In connection with such meeting, the Bank shall (i) promptly prepare and file with the FDIC, use commercially reasonable efforts to have cleared by the FDIC and thereafter mail to its shareholders as promptly as practicable the Bank Proxy Statement and all other proxy materials for such meeting, (ii) use its commercially reasonable efforts to obtain the necessary approvals by its shareholders of this Agreement, the Plan of Merger and the transactions contemplated hereby, subject to Section 7.03(b) and (iii) otherwise comply with all legal requirements applicable to such meeting.  Unless this Agreement has been terminated in accordance with the terms of Article 11, this Agreement and the Plan of Merger shall be submitted to the Bank’s shareholders at the Bank Shareholder Meeting whether or not the Board of Directors of the Bank determines at any time that this Agreement or the Merger is no longer advisable and recommends that the shareholders of the Bank reject it.

Section 7.03.  No Solicitation; Other Offers.  (a) Neither the Bank nor any of its Subsidiaries shall, nor shall the Bank or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Bank or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Bank or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal; provided that if the Bank receives an Acquisition Proposal from a Third Party that the Board of Directors of the Bank reasonably believes may, upon clarification, constitute a Superior Proposal, the Bank may communicate with the Person making such Acquisition Proposal solely to the limited extent necessary to obtain the necessary clarification, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Bank or any of its Subsidiaries or (iv) enter into any agreement with respect to an Acquisition Proposal.

(b)           Notwithstanding the foregoing, the Board of Directors of the Bank, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that, subject to the Bank’s compliance with Section 7.03(a), has made a bona fide Acquisition Proposal that the Board of Directors of the Bank reasonably believes will lead to a Superior Proposal, (ii) furnish to such Third Party nonpublic information relating to the Bank or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with terms no less favorable to the Bank than those contained in the Confidentiality Agreement (except that such confidentiality agreement may exclude the “standstill” provisions contained in the Confidentiality Agreement), (iii) following receipt of such Acquisition Proposal, fail to make, withdraw, or modify in a manner adverse to Parent its recommendation to its shareholders referred to in Section 7.02 hereof, or (iv) enter into an agreement concerning a Superior Proposal after satisfying the Bank’s obligations pursuant to Section 11.01(d)(i); but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Bank determines in good faith by a majority vote, after consultation with outside legal counsel to the Bank, that taking such action is in the best interests of the Bank and its shareholders and that such action is necessary to comply with its fiduciary duties under Virginia Law.  Nothing contained herein shall prevent the Board of Directors of the Bank from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal.

(c)           The Board of Directors of the Bank shall not take any of the actions referred to in clauses (i) through (iii) of the preceding subsection unless the Bank shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Bank shall continue to advise Parent after taking such action.  In addition, the Bank shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Bank (or any of its advisors) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to the Bank or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Bank or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal.  The Bank shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request.  The Bank shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request.  The Bank shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Bank and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Bank that was furnished by or on behalf of the Bank to return or destroy all such information.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding Bank Shares on terms that the Board of Directors of the Bank determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all the Bank’s shareholders than as provided hereunder and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Bank.

Section 7.04.  Tax Matters.  (a) Neither the Bank nor any of its Subsidiaries shall make (other than consistent with the Bank’s and its Subsidiaries’ past practice) or change any material Tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax asset of the Bank or any of its Subsidiaries.

(b)           To the extent required by GAAP, the Bank and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all material Taxes of the Bank or its Subsidiaries due with respect to any period or portion thereof ending prior to or as of the Effective Time.

(c)           All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by the Bank in connection with and due before the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Bank when due, and the Bank shall, at its own expense, file all necessary Tax returns and other documentation due before the Merger with respect to all such Taxes and fees, and, if required by applicable law, the Bank shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

Section 7.05.  Subordinated Debentures.  Between the date hereof and the Closing Date, the Bank may issue a subordinated debenture in an original principal amount not in excess of $10,000,000 if (i) the Bank determines in its reasonable judgment that failure to do so could result in the Bank’s representation in Section 5.23(i) with respect to the Bank’s status as “well-capitalized” being untrue as of the Effective Time and (ii) Parent provides its written consent to such issuance; provided that if Parent does not provide such consent, then for purposes of Section 10.02(a)(ii) and Section 10.02(a)(iii), the Bank’s representation in Section 5.23(i) shall be deemed to be modified such that the Bank shall only be required to represent that the Bank is “adequately capitalized” within the meaning of 12 U.S.C. 1831o(b).

ARTICLE 8

COVENANTS OF PARENT

Parent agrees that:

Section 8.01.  Conduct of Parent.  From the date hereof until the Effective Time, Parent and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees.  Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

(a)                        Parent shall not adopt or propose any change in its certificate of incorporation or bylaws that would have a material and adverse impact on the value of the Parent Stock; and

(b)                       Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would make any representation and warranty of Parent hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time.

Section 8.02.  Obligations of Merger Bank.  Parent shall take all action necessary to cause Merger Bank to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 8.03.  Director and Officer Liability.  Parent shall cause the Surviving Bank, and the Surviving Bank hereby agrees, to do the following:

(a)                        For six years after the Effective Time, the Surviving Bank shall indemnify and hold harmless the present and former officers and directors of the Bank (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Virginia Law or any other applicable laws or provided under the Bank’s articles of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

(b)                       For six years after the Effective Time, the Surviving Bank shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Bank’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that, in satisfying its obligation under this Section 8.03(b), the Surviving Bank shall not be obligated to pay premiums in excess of 200% of the amount per annum the Bank paid in its last full fiscal year, which amount Bank has disclosed to Parent prior to the date hereof.

(c)                        If Parent, the Surviving Bank or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Bank or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Bank, as the case may be, shall assume the obligations set forth in this Section 8.03.

(d)                       The rights of each Indemnified Person under this Section 8.03 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Bank or any of its Subsidiaries, or under Virginia Law or any other applicable laws or under any agreement of any Indemnified Person with the Bank or any of its Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 8.04.  Registration Statement.  Parent shall promptly prepare and file with the SEC under the 1933 Act the Registration Statement and shall use its best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable.  Parent shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Stock in the Merger.

Section 8.05.  Stock Exchange Listing.  Parent shall use its best efforts to cause the shares of Parent Stock to be issued in connection with the Merger to be approved for quotation on the NASDAQ National Market, subject to official notice of issuance.

Section 8.06.  Appointment of Directors.  Effective as of the Effective Time, Parent shall cause the Board of Directors of the Surviving Bank to be expanded by at least two, but not more than three, members and shall take all necessary actions to appoint the Bank Directors to fill the vacancies created by such increase.  In connection with the annual meeting of the Surviving Bank next following the Effective Time, Parent shall vote all of its shares of voting equity securities of the Surviving Bank in favor of the Bank Directors to serve for the term for directors specified in the Surviving Bank’s organizational documents.  The term “Bank Directors” means the individuals designated by mutual agreement of Parent and the Bank to become members of the Board of Directors of the Surviving Bank as of the Effective Time pursuant to this Section 8.06.

ARTICLE 9

COVENANTS OF PARENT AND THE BANK

The parties hereto agree that:

Section 9.01.  Best Efforts.  (a) Subject to the terms and conditions of this Agreement, the Bank and Parent shall use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Bank shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

Section 9.02.  Certain Filings.  (a) The Bank and Parent shall cooperate with one another (i) in connection with the preparation of the Bank Proxy Statement and the Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Bank Proxy Statement or the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b)                       The Bank and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement, and Parent and its counsel shall be given a reasonable opportunity to review and comment on the Bank Proxy Statement, in each case each time before either such document (or any amendment thereto) is filed with the SEC or FDIC, and reasonable and good faith consideration shall be given to any comments made by such party and its counsel.  Each of Parent and the Bank shall provide the other party and its counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC, FDIC or their staff with respect to the Bank Proxy Statement or the Registration Statement, as applicable, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC or FDIC.

Section 9.03.  Public Announcements.  Parent and the Bank shall mutually agree as to the form of press release to be issued with respect to this Agreement and the transactions contemplated hereby, and the form of analyst materials to be used in connection therewith.  Parent and the Bank shall consult with each other before issuing any other press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 9.04.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Bank shall be authorized to execute and deliver, in the name and on behalf of the Bank or Merger Bank, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Bank or Merger Bank, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Bank any and all right, title and interest in, to and under any of the rights, properties or assets of the Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger.

Section 9.05.  Access to Information.  From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement, the Bank and Parent shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party.  No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

Section 9.06.  Notices of Certain Events.  Each of the Bank and Parent shall promptly notify the other of:

(a)                        any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)                       any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(c)                        any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Bank or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 5.12, 5.13, 5.17, 5.18, 5.19, 5.20, 5.28, 6.12, 6.13, or 6.17 as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

Section 9.07.  Confidentiality.  Prior to the Effective Time and after any termination of this Agreement, each of Parent and the Bank shall hold, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party; provided that each of Parent and the Bank may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such party informs such Persons of the confidential nature of such information and directs them to treat it confidentially.  Each of Parent and the Bank shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information.  If this Agreement is terminated, each of Parent and the Bank shall, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, that it or its Affiliates obtained, or that were obtained on their behalf, from the other party in connection with this Agreement and that are subject to such confidence.

Section 9.08.  Tax-free Reorganization.  (a) Prior to the Effective Time, each of Parent, Merger Bank and the Bank shall use its best efforts to cause the Merger to qualify as a 368 Reorganization, and shall not take any action reasonably likely to cause the Merger not so to qualify.  Parent shall not take, or cause or permit the Surviving Bank to take, any action after the Effective Time that could cause the Merger not to qualify as a 368 Reorganization.

(b)                       Each of Parent, Merger Bank and the Bank shall use its best efforts to obtain the opinions referred to in Sections 10.02(d) and 10.03(b).

Section 9.09.  Affiliates.  Within 30 days following the date of this Agreement, the Bank shall deliver to Parent a letter identifying all known Persons who may be deemed affiliates of the Bank under Rule 145 of the 1933 Act.  The Bank shall use its reasonable best efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, at least 30 days prior to the Effective Time, substantially in the form of Exhibit C hereto.

Section 9.10.  Employees.

(a)                        Following the Effective Time, all employees of the Bank and its Subsidiaries (the “Bank Employees”) shall be eligible to participate in employee benefit plans of Parent or its Subsidiaries in which similarly situated employees of Parent or its Subsidiaries participate, to the same extent that similarly situated employees of Parent or its Subsidiaries participate; provided, however, that until January 1, 2006, Parent may instead continue the Employee Benefit Plans for the benefit of such employees or provide such employees with participation in the employee benefit plans of Parent or its Subsidiaries on a basis that is no less favorable to such employees than those Employee Benefit Plans in which they participated immediately prior to the Effective Time (it being understood that inclusion of Bank Employees in Parent’s employee benefit plans may occur at different times with respect to different plans).  Following the Effective Time, the Bank Employees, upon executing an appropriate release in the form reasonably determined by Parent, shall be eligible to receive upon involuntary termination, if such termination occurs within one year after the Effective Time, severance benefits upon the terms set forth in Section 9.10(a) of the Parent Disclosure Schedule, which terms represent the benefits that have been in effect from time to time for similarly situated employees of Parent or its Subsidiaries.  As soon as practicable after termination of their employment on or following the Closing Date and/or cancellation of their existing employment agreements with Bank on or following the Closing Date, Parent or the appropriate Subsidiary shall pay to the individuals listed on Section 9.10(a) of the Bank Disclosure Schedule the amounts accrued by the Bank prior to Closing and set forth on Section 9.10(a) of the Bank Disclosure Schedule opposite their names.

(b)                       With respect to each Parent plan for which length of service is taken into account for any purpose, service with the Bank or any of its Subsidiaries (or predecessor employers to the extent the Bank or an Employee Benefit Plan provides past service credit) shall be treated as service with Parent for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.  Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations.  Each Parent plan shall waive pre-existing condition limitations to the same extent waived or to the extent that they do not apply under the applicable Bank plan.  Bank Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent plan.

(c)                        As of the Effective Time, Parent shall assume and honor and shall cause the appropriate Subsidiaries of Parent to assume and to honor in accordance with their terms all Employee Benefit Plans and employment agreements, copies of which have been provided to Parent.  Parent acknowledges and agrees that the Merger will constitute a “change in control” of the Bank for all purposes under such agreements.  This Section 9.10(c) is intended to be for the benefit of, and shall be enforceable by, the individuals party to such employment agreements solely for the limited purpose of enforcing the obligations of Parent or its Subsidiaries to assume and honor such employment agreements.

(d)                       Parent and the Bank agree that, prior to the Effective Time, the Bank, in consultation with and subject to the approval of Parent, may adopt a change in control retention plan (the “Retention Plan”) which may include a retention pool of no more than $200,000, substantially as provided in Section 9.10(d) of the Bank Disclosure Schedule.  Notwithstanding any other provisions of this Agreement, any Plan or otherwise, Parent agrees to maintain in full force and effect, without amendment or modification, the Retention Plan until such time as all Parent or Bank obligations are fulfilled thereunder.

(e)                        Parent shall, or shall cause its appropriate Subsidiary to, assume, honor and continue to maintain, to the extent permitted by applicable law, the split dollar life insurance policies and executive plans identified on Section 9.10(e) of the Bank Disclosure Schedule without reducing or impairing the rights of participants therein and provided further that Parent or its appropriate Subsidiary may substitute new life insurance policies for those identified in Section 9.10(e) of the Bank Disclosure Schedule if the substitution does not impair or reduce the rights of participants.  The Bank shall not, from the date herof until the Effective Time make any withdrawals (other than to pay benefits coming due in the ordinary course under the policies and affiliated executive plans) or take any loans from such split dollar policies.  This Section 9.10(e) is intended to be for the benefit of, and shall be enforceable by, the named insured in each such policy and the participants in such executive plans solely for the limited purpose of enforcing the obligations of Parent or its Subsidiaries to assume, honor and continue to maintain such policies and executive plans.

(f)                          The Bank (or, if applicable, Parent or its appropriate Subsidiary) shall cause to be refunded to a Bank Employee those funds, if any, deducted from the Bank Employee’s compensation with respect to the Bank’s Employee Stock Purchase Plan after the completion of the scheduled purchase of shares thereunder that occurs immediately prior to the Effective Time.

ARTICLE 10

CONDITIONS TO THE MERGER

Section 10.01.  Conditions to Obligations of Each Party.  The obligations of the Bank, Parent and Merger Bank to consummate the Merger are subject to the satisfaction of the following conditions:

(a)                        this Agreement and the Plan of Merger shall have been approved and adopted by the shareholders of the Bank in accordance with Virginia Law;

(b)                       no applicable law and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

(c)                        any applicable waiting period under the HSR Act, the BHC Act or the Bank Merger Act relating to the Merger shall have expired or been terminated;

(d)                       the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(e)                        the shares of Parent Stock to be issued in the Merger shall have been approved for listing on the NASDAQ National Market, subject to official notice of issuance; and

(f)                          all actions or approvals by or in respect of, or filings with, any Governmental Entity required to permit the consummation of the Merger, including the Bank Required Filings and Approvals and the Parent Required Filings and Approvals, shall have been taken, obtained or made.

Section 10.02.  Conditions to the Obligations of Parent and Merger Bank.  The obligations of Parent and Merger Bank to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)                        (i) the Bank shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Bank contained in this Agreement (x) that are qualified by materiality or Material Adverse Effect (pursuant to the preamble to Article 5 or otherwise) shall be true at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true as of such earlier time), and (y) that are not qualified by materiality or Material Adverse Effect (pursuant to the preamble to Article 5 or otherwise) shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true as of such earlier time) and (iii) Parent shall have received a certificate signed by an executive officer of the Bank to the foregoing effect;

(b)                       there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any Governmental Entity or by any other Person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (ii) seeking to restrain or prohibit Parent’s (x) ability to exercise full rights of ownership of any shares of the Surviving Bank or any of its Subsidiaries or Affiliates following the Effective Time on all matters properly presented to the Surviving Bank’s stockholders, or (y) operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Bank and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iii) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Bank and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (iv) that otherwise, in the reasonable judgment of Parent, is likely to have a Material Adverse Effect on the Bank or Parent;

(c)                        there shall not have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any court or Governmental Entity other than the application of the waiting period provisions of the HSR Act, the BHC Act or the Bank Merger Act to the Merger, that, in the reasonable judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above;

(d)                       Parent shall have received an opinion of Davis Polk & Wardwell in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Merger will be for federal income tax purposes a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Bank and the Bank will be a party to the reorganization within the meaning of Section 368(b) of the Code.  In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Bank substantially in the form of Exhibits D and E hereto;

(e)                        the Bank shall have delivered to Parent a certification dated not more than 30 days prior to the Effective Time and signed by the Bank to the effect that the Bank is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code;

(f)                          after the date hereof, there shall have been no enforcement action under Section 8 of the FDIA, memorandum of understanding, written agreement, supervisory letter, or any other action or determination of any governmental agency or department relating to the status or conduct of the Bank or any of its Subsidiaries that, in the reasonable good faith opinion of the Board of Directors of Parent, adversely affects in any material manner the anticipated economic benefits to Parent of the transactions contemplated hereby;

(g)                       (i) there shall have been no developments or changes after the date hereof in connection with the cases styled In re Community Bank of Northern

Virginia, et al., Chatfield v. Community Bank of Northern Virginia, et al., Ransom v. Community Bank of Northern Virginia, et al., Calvin v. Guaranty National Bank of Tallahassee, et al., Kossler v. Community Bank of Northern Virginia, et al., Spann v. Community Bank of Northern Virginia, et al., and Hobson v. Irwin Union Bank and Trust Co., et al. (collectively, the “Specified Proceedings”) and (ii) no other action, suit or proceedings arising out of or related to the practices, procedures or facts alleged to underlie or give rise to the Specified Proceedings shall have been commenced, that, individually or in the aggregate, with respect to clauses (i) and (ii) together, could reasonably be expected to be material and adverse to the Bank; and

(h)                       the Bank shall have obtained all opinions and other documents required to be provided by the Bank or its counsel to satisfy the requirements of Sections 10.1 and 10.2 of the Indenture of the Bank as Issuer to Wilmington Trust Company dated March 25, 2004.

Section 10.03.  Conditions to the Obligations of the Bank.  The obligations of the Bank to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)                        (i) each of Parent and Merger Bank shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Bank contained in this Agreement (x) that are qualified by materiality or Material Adverse Effect (pursuant to the preamble to Article 6 or otherwise) shall be true at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true as of such earlier time), and (y) that are not qualified by materiality or Material Adverse Effect (pursuant to the preamble to Article 6 or otherwise) shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true as of such earlier time) and (iii) the Bank shall have received a certificate signed by an executive officer of Parent to the foregoing effect; and

(b)                       The Bank shall have received an opinion of Hunton & Williams LLP in form and substance reasonably satisfactory to the Bank, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Merger will be for federal income tax purposes a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Bank and the Bank will be a party to the reorganization within the meaning of Section 368(b) of the Code.  In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Bank substantially in the form of Exhibit D and E hereto.

ARTICLE 11

TERMINATION

Section 11.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Bank):

(a)                        by mutual written agreement of the Bank and Parent;

(b)                       by either the Bank or Parent, if:

(i)             the Merger has not been consummated on or before August 31, 2005 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii)          (A) there shall be any law that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Bank or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

(iii)       this Agreement and the Plan of Merger shall not have been approved and adopted in accordance with the VSCA by the Bank’s shareholders at the Bank Shareholder Meeting (or any adjournment thereof);

(c)                        by Parent if:

(i)             as permitted by Section 7.03(b)(iii), the Board of Directors of the Bank shall have failed to make or withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Plan of Merger;

(ii)          the Bank shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal; or

(iii)       (A) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Bank set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date or (B) the Bank shall have willfully and materially breached its obligations under Sections 7.02 and 7.03; or

(d)                       by the Bank, if:

(i)                         the Board of Directors of the Bank authorizes the Bank, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided that the Bank shall have paid any amounts due pursuant to Section 12.04(b) in accordance with the terms, and at the times, specified therein, and provided, further, that, in the case of any termination by the Bank, (i) the Bank notifies Parent, in writing and at least 72 hours prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (ii) Parent does not make, within 72 hours of receipt of such written notification, an offer that is at least as favorable to the shareholders of the Bank as such Superior Proposal, it being understood that the Bank shall not enter into any such binding agreement during such 72-hour period;

(ii)                      a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Bank set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(iii)                   during the three-day period following the Determination Date:

(1)                      the Average Closing Price shall be less than the product of 0.85 and the Starting Price; and

(2)                        (a) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Parent Ratio”) shall be less than (b) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the date of this Agreement and subtracting 0.15 from such quotient (such number being referred to herein as the “Index Ratio”), subject to the following provisions of this Section 11.01(d)(iii).  If the Bank elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice of such election to Parent.  During the three-day period (the “Decision Period”) commencing with its receipt of such notice, Parent may elect to increase the Exchange Ratio and/or the Cash Election Price and/or change the Cash Election Number in a manner such that the conditions set forth in either clause (1) or (2) above shall be deemed not to exist; provided, however, that the Cash

Election Price shall not be increased in a manner that would cause the failure of the conditions set forth in Sections 10.02(d) and 10.03(b) hereof.  The condition set forth in clause (1) above shall be deemed not to exist if the Exchange Ratio and/or the Cash Election Price is increased, or the Cash Election Number changed, so that the Per Share Consideration after such increase is equal to the Per Share Consideration that would have been in effect if (i) the Average Closing Price were equal to the product of 0.85 and the Starting Price and (ii) the Cash Election Number as in effect on the date hereof were applicable.  The condition set forth in clause (2) above shall be deemed not to exist if the Exchange Ratio and/or the Cash Election Price is increased, or the Cash Election Number changed, so that the Per Share Consideration after such increase is equal to the Per Share Consideration that would have been in effect if (i) the Parent Ratio were equal to the Index Ratio and (ii) the Cash Election Number as in effect on the date hereof were applicable.  If Parent makes such election within the Decision Period, it shall give prompt written notice to the Bank of such election and the revised Exchange Ratio and/or the Cash Election Price and/or the Cash Election Number, whereupon the Bank shall have no right to terminate the Agreement pursuant to this Section 11.01(d)(iii) and this Agreement shall remain in full force and effect in accordance with its terms (except to the extent that the Exchange Ratio and/or the Cash Election Price and/or the Cash Election Number shall have been modified by Parent pursuant to this Section 11.01(d)(iii), and any references in this Agreement to the “Exchange Ratio”, the “Cash Election Price” or the “Cash Election Number” shall thereafter be deemed to refer to each such term after giving effect to any applicable adjustment made pursuant to this Section 11.01(d)(iii)).

If, during the period between the date of this Agreement and the Determination Date, any change in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the “Starting Price” shall be appropriately adjusted to account for such change for the purposes of this Section 11.01(d)(iii).

For purposes of this Section 11.01(d)(iii), the following terms shall have the meanings indicated below:

“Aggregate Consideration” means the sum of (x) the Total Stock Consideration and (y) the Total Cash Consideration.

“Average Closing Price” means the average of the last reported sale prices per share of Parent Stock as reported on the NASDAQ/NMS (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually agreed upon by Parent and the Bank) for the

10 consecutive trading days immediately preceding the Determination Date.

“Determination Date” means the date which is the seventh calendar day immediately prior to the Closing Date, or if such calendar day is not a trading day, the trading day immediately preceding such calendar day.

“Index Price” means, on a given date, the closing price of the NASDAQ Bank Index.

“NASDAQ/NMS” means the NASDAQ Stock Market’s National Market.

“Per Share Consideration” means the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration by the total number of Bank Shares outstanding as of the close of business on the Determination Date.

“Starting Price” means $50.87.

“Total Cash Consideration” shall mean the product obtained by multiplying (x) the Cash Election Price by (y) the Cash Election Number.

“Total Stock Consideration” shall mean the product obtained by multiplying (x) the Exchange Ratio, (y) the difference between the number of Bank Shares outstanding at the Effective Time and the Cash Election Number and (z) the Average Closing Price.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

Section 11.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure.  The provisions of this Section 11.02 and Sections 9.07, 12.04, 12.07, 12.08 and 12.09 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12

MISCELLANEOUS

Section 12.01.  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

if to Parent or Merger Bank, to:

Mercantile Bankshares Corporation
Two Hopkins Plaza
Baltimore, Maryland 21203
Attention: Chief Executive Officer
Facsimile No.: (410) 237-5285

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention:  George R. Bason, Jr.
Facsimile No.: (212) 450-3800

if to the Bank, to:

Community Bank of Northern Virginia
8150 Leesburg Pike
Vienna, Virginia 22182
Attention: Lisa Benjamin
Facsimile No.: (703) 356-7672

with a copy to:

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219-4074
Attention: Lathan M. Ewers, Jr.
Facsimile No.: (804) 788-8218

Section 12.02.  Survival of Representations and Warranties.  The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Sections 8.03, 8.06 and 9.10.

Section 12.03.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of the Plan of Merger by the shareholders of the Bank and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Bank Shares.

(b)                       No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.04.  Expenses.  (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)                       If a Payment Event (as hereinafter defined) occurs, the Bank shall pay Parent (by wire transfer of immediately available funds), if, pursuant to (i) below, simultaneously with the occurrence of such Payment Event or, if pursuant to (ii) below, within two Business Days following such Payment Event, a fee of $7,000,000.

“Payment Event” means (i) the termination of this Agreement pursuant to Sections 11.01(c)(i), 11.01(c)(ii), or 11.01(d)(i)or (ii) the termination of this Agreement pursuant to Sections 11.01(b)(i), 11.01(b)(iii) or 11.01(c)(iii)(B) but only if (x) prior to such termination, an Acquisition Proposal shall have been publicly proposed (other than by Parent or any of its Affiliates) or a Third Party has publicly announced its intention to make an Acquisition Proposal or such Acquisition Proposal or intention has otherwise become widely known to the Bank’s shareholders and (y) within 12 months following the date of such termination: (A) the Bank merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (B) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Bank and its Subsidiaries, taken as a whole; (C) a Third Party, directly or indirectly, acquires more than 50% of the outstanding Bank Shares; or (D) the Bank adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Bank Shares or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of the

Bank and its Subsidiaries, taken as a whole (or in any of clauses (A) through (D) the Bank shall have entered into a definitive agreement providing for such action).

(c)                                  The Bank acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Bank would not enter into this Agreement.  Accordingly, if the Bank fails promptly to pay any amount due to Parent pursuant to this Section 12.04, it shall also pay any costs and expenses incurred by Parent or Merger Bank in connection with a legal action to enforce this Agreement that results in a judgment against the Bank for such amount.

Section 12.05.  Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.03, shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as provided in Section 8.03, Section 8.06, Section 9.10(c) and Section 9.10(e), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)                                 No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Bank may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment shall not relieve Parent or Merger Bank of its obligations hereunder.

Section 12.06.  Schedules and Exhibits.  All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.  The parties acknowledge and agree that the inclusion of an item in a Disclosure Schedule as an exception to a representation shall not be deemed an admission by a party that such item was required to be disclosed therein.

Section 12.07.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflicts of law rules of such state, except that the Merger and the Plan of Merger shall be governed by the laws of the Commonwealth of Virginia and the State of Maryland.

Section 12.08.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Maryland or any Maryland state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.09.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.11.  Entire Agreement.  This Agreement and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Maryland or any Maryland state court, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMMUNITY BANK OF NORTHERN VIRGINIA

By:		/s/ DAVID P. SUMMERS
Name: David P. Summers
Title: President

MERCANTILE BANKSHARES CORPORATION

By:	/s/ EDWARD J. KELLY, III
	Name:	Edward J. Kelly, III
	Title:	Chairman, President and Chief Executive Officer

MERCANTILE-SAFE DEPOSIT AND TRUST COMPANY

By:	/s/ EDWARD J. KELLY, III
	Name:	Edward J. Kelly, III
	Title:	Chairman, President and Chief Executive Officer

EXHIBIT A

FORM OF PLAN OF MERGER

merging

COMMUNITY BANK OF NORTHERN VIRGINIA,
a Virginia Corporation

with and into

MERCANTILE-SAFE DEPOSIT AND TRUST COMPANY,

A Maryland Corporation

1.                                       Merger.  Community Bank of Northern Virginia, a Virginia corporation (the “Merged Corporation”), shall, upon the effective time and date set forth in the Articles of Merger (the “Articles of Merger”) to be filed with the State Corporation Commission (the “SCC”) of the Commonwealth of Virginia (such time being referred to herein as the “Effective Time”), be merged (the “Merger”) with and into Mercantile-Safe Deposit and Trust Company, a Maryland bank (“Merger Sub”), a wholly owned subsidiary of Mercantile Bankshares Corporation, a Maryland corporation (“Parent”).  Merger Sub shall be, and shall continue as, the surviving corporation (the “Surviving Corporation”) in the Merger, and the separate corporate existence of the Merged Corporation shall cease.

2.                                       Effects of the Merger.  At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”) and Section 3-712 of the Financial Institutions Article of the Annotated Code of Maryland.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub and the Merged Corporation shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Merged Corporation shall be the debts, liabilities and duties of the Surviving Corporation.

3.                                       Articles of Incorporation and Bylaws.

(a) The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

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(b) The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

4.                                       Board of Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, except that effective as of the Effective Time, Parent shall cause the board of directors of the Surviving Corporation to be expanded by at least two, but no more than three, members and shall appoint the individuals designated by mutual agreement of the Merged Corporation and Parent to become members of the board of directors of the Surviving Corporation.

5.                                       Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

6.                                       Manner and Basis of Converting Securities.  As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of capital stock of Merger Sub, Parent or the Merged Corporation:

(a)  Conversion of Shares of Common Stock of the Merged Corporation.

(i) Each share of common stock, par value of $0.333-1/3 per share of Merged Corporation (the “Merged Shares”), owned by the Merged Corporation (other than shares held for the account of clients, customers or other persons) or owned by Parent or any of its subsidiaries immediately prior to the Effective Time (other than shares held for the account of clients, customers or other persons) shall be canceled, and no payment shall be made with respect thereto.

(ii) Each Merged Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 6(a)(i) or as adjusted pursuant to Section 11.01(d)(iii) of the Merger Agreement, be converted into the following (the “Merger Consideration”):

(A) for each such Merged Share with respect to which an election to receive cash has been effectively made and not revoked or deemed converted into the right to receive the Stock Election Price (as defined herein) pursuant to Section 6(c)(ii), or is deemed made pursuant to Section 6(c)(iv), as the case may be (each, a “Cash Electing Merged Share”), the right to receive an amount equal to $20.375 in cash without interest (the “Cash Election Price”), as may be adjusted pursuant to Section 11.01(d)(iii) of the Merger Agreement; and

(B) for each other such Merged Share, the right to receive 0.4005 share(s) (the “Exchange Ratio”) of common stock, par value $2.00 per

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share (“Parent Stock”), of the Parent (the “Stock Election Price”), as may be adjusted pursuant to Section 11.01(d)(iii) of the Merger Agreement.

(b)  Elections.  Each person (other than the Merged Corporation) who, at the close of business on the date of the Merged Corporation’s Shareholder Meeting (as defined herein) or on such other date as Parent and the Merged Corporation publicly announce as the election date (such date, the “Election Date”), is a record holder of Merged Shares will be entitled, with respect to any or all of such Merged Shares, to make an election (a “Cash Election”) on or prior to such date to receive the Cash Election Price on the basis hereinafter set forth.

(c)  Proration of Election Price.

(i) Subject to adjustment pursuant to Section 11.01(d)(iii) of the Merger Agreement, the number of Merged Shares to be converted into the right to receive the Cash Election Price at the Effective Time (the “Cash Election Number”) shall equal the number of Merged Shares which is 40% of the Merged Shares outstanding at the Effective Time (excluding any Merger Shares to be canceled pursuant to Section 6(a)(i)).

(ii) If the number of Cash Electing Merged Shares exceeds the Cash Election Number, then such Cash Electing Merged Shares shall be treated in the following manner:

(A) a cash proration factor (the “Cash Proration Factor”) shall be determined by dividing the Cash Election Number by the total number of Cash Electing Merged Shares;

(B) a number of Cash Electing Merged Shares covered by each shareholder’s Cash Election equal to the product of (x) the Cash Proration Factor and (y) the total number of Cash Electing Merged Shares covered by such Cash Election shall be converted into the right to receive the Cash Election Price; and

(C) each Cash Electing Merged Share, other than those Merged Shares converted into the right to receive the Cash Election Price in accordance with Section 6(c)(ii)(B), shall be converted into the right to receive the Stock Election Price as if such Merged Shares were not Cash Electing Merged Shares.

(iii) If the number of Cash Electing Merged Shares is equal to the Cash Election Number, then each Cash Electing Merged Share shall be converted into the right to receive the Cash Election Price and each other Merged Share (other than Merged Shares to be canceled pursuant to Section 6(a)(i)) shall be converted into the right to receive the Stock Election Price.

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(iv)  If the number of Cash Electing Merged Shares is less than the Cash Election Number, then:

(A) each Cash Electing Merged Share shall be converted into the right to receive the Cash Election Price; and

(B) the Merged Shares as to which a Cash Election is not in effect, excluding Merged Shares to be cancelled pursuant to Section 6(a)(i), (the “Non-Electing Merged Shares”) shall be treated in the following manner:

(1)                                  a stock proration factor (the “Stock Proration Factor”) shall be determined by dividing (x) the difference between the Cash Election Number and the number of Cash Electing Merged Shares, by (y) the total number of Non-Electing Merged Shares;

(2)                                  A number of Non-Electing Merged Shares of each shareholder equal to the product of (x) the Stock Proration Factor and (y) the total number of Non-Electing Merged Shares of such shareholder shall be converted into the right to receive the Cash Election Price (and a Cash Election shall be deemed to have been made with respect to such Merged Shares); and

(3)                                  Each Non-Electing Merged Share of each shareholder as to which a Cash Election is not deemed made pursuant to Section 6(c)(iv)(B)(2) shall be converted into the right to receive the Stock Election Price.

(d)  Fractional Shares.  No fractional shares of Parent Stock shall be issued in the Merger.  All fractional shares of Parent Stock that a holder of Merged Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Stock on the NASDAQ National Market, as reported in the New York City edition of The Wall Street Journal, on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

(e)  Stock Options.  At the Effective Time, each option granted by the Merged Corporation to purchase Merged Shares pursuant to the Merged Corporation’s 1993 Directors’ Incentive Stock Option Plan, the Merged Corporation’s 1993 Employees’ Incentive Stock Option Plan and the Merged Corporation’s 1998 Stock Compensation Plan, (collectively, the “Merged Corporation Option Plans”), (each a “Merged Corporation Option”), which is then outstanding, unexercised and vested shall cease to represent a right to acquire Merged Shares and shall be converted automatically into a fully-vested option to purchase shares of Parent Stock (a “Parent Option”) in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Merged Corporation Option Plan under which such Merged Corporation

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Option was granted, the agreements evidencing grants thereunder and any other agreements between the Merged Corporation and an optionee regarding Merged Corporation Options):

(i) the number of shares of Parent Stock to be subject to the Parent Option shall be equal to the product of the number of Merged Shares subject to the original option and the Exchange Ratio, provided that any fractional shares of Parent Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(ii) the exercise price per share of Parent Stock under the Parent Option shall be equal to the exercise price per share of the Merged Shares under the original option divided by the Exchange Ratio, provided that if the exercise price resulting from such division includes a fractional cent, the exercise price shall be rounded up to the nearest cent.

(iii) notwithstanding anything else contained in this Section 6(e), it is the intention of the parties that the assumption of Merged Corporation Options hereunder shall meet the requirements of Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that each Parent Option shall qualify immediately after the Effective Time as an incentive stock option (as defined in Section 422 of the Code) to the extent the related Merged Corporation Option so qualified immediately prior to the Effective Time, and the foregoing provisions of this Section 6(e) shall be interpreted to further such purpose and intention.

(f)  Merger Sub Common Stock.  Each issued and outstanding share of common stock, par value $10.00 per share, of Merger Sub (the “Merger Sub Common Stock”) shall be converted into and shall become one validly issued, fully paid and non-assessable share of common stock, par value $10.00 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

7.                                       Election Procedures; Exchange Agent.

(a)  Prior to the date of the meeting of the Merged Corporation’s shareholders held for the purpose of voting on the approval and adoption of the Plan of Merger (the “Merged Corporation’s Shareholder Meeting”), Parent and the Merged Corporation shall prepare a form (an “Election Form”) pursuant to which a holder of record of Merged Shares may make a Cash Election with respect to each Merged Share owned by such holder.  The Merged Corporation shall cause an Election Form to be included with the Merged Corporation’s proxy statement filed with the Federal Deposit Insurance Corporation in connection with the Merger and mailed to each holder of record of Merged Shares as of the record date for such meeting.

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(b)  Prior to the record date for the Merged Corporation’s Shareholder Meeting, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of (i) receiving Election Forms and determining, in accordance with this Section 7, the form of Merger Consideration to be received by each holder of Merged Shares, and (ii) exchanging for the Merger Consideration (A) certificates representing Merged Shares (the “Certificates”) or (B) uncertificated Merged Shares (the “Uncertificated Shares”).  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Certificates and the Uncertificated Shares, for exchange in accordance with this Section 7, (i) subject to Section 8(a), certificates representing the shares of Parent Stock that constitute the stock portion of the Merger Consideration and (ii) an amount of cash necessary to satisfy the cash portion of the Merger Consideration (the “Exchange Fund”).  The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in accordance with merger transactions.  At the Effective Time or promptly thereafter, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of Merged Shares at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

(c)  A Cash Election shall be effective only if the Exchange Agent shall have received no later than 5:00 p.m. Baltimore, Maryland time on the date of the Merged Corporation’s Shareholder Meeting (the “Election Deadline”) an Election Form covering the Merged Shares to which such Cash Election applies, executed and completed in accordance with the instructions set forth in such Election Form.  Any Merged Share with respect to which the Exchange Agent has not received an effective Cash Election meeting the requirements of this Section 7(c) by the Election Deadline shall be deemed to be a Non-Electing Merged Share.  A Cash Election may be revoked or changed only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed revised Election Form that identifies the Merged Shares to which such revised Election Form applies.  Delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any Merged Shares shall result in the revocation of all prior Election Forms with respect to all such Merged Shares.

(d)  The Merged Corporation and Parent shall have the right to make rules, not inconsistent with the terms of this Plan of Merger, governing the validity and effectiveness of Election Forms, the manner and extent to which Cash Elections and Stock Elections are to be taken into account in making the determinations required by this Section and the payment of the Merger Consideration.

8.                                       Exchange Procedures; Surrender and Payment.

(a)  Each holder of Merged Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender

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to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Merged Shares represented by a Certificate or Uncertificated Share.  The shares of Parent Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of Merged Shares or is otherwise required under applicable law.  Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(b)  If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c) After the Effective Time, there shall be no further registration of transfers of Merged Shares.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth herein.

(d) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 7(b) that remains unclaimed by the holders of Merged Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Merged Shares for the Merger Consideration in accordance with this Section 8(d) prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon.  Notwithstanding the foregoing, Parent, the Merged Corporation and the Surviving Corporation shall not be liable to any holder of Merged Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Any amounts remaining unclaimed by holders of Merged Shares two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

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(e) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 6(d), shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section.  Following such surrender or transfer, there shall be paid, without interest, to the person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such person is entitled pursuant to Section 6(d) and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

9.                                       Adjustments.  If, during the period between the date of the Merger Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Merged Corporation or Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Plan of Merger and, if applicable, the Cash Election Price, Exchange Ratio and their determination shall be appropriately adjusted.

10.                                 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may reasonably direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Merged Share represented by such Certificate, as contemplated by this Section 10.

11.                                 Withholding Rights.  Each of the Exchange Agent, Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Section 11 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law.  If the Exchange Agent, Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Plan of Merger as having been paid to the holder of the Merged Shares in respect of which the Exchange Agent, Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

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12.                                 Defined Terms.  As used in this Plan of Merger, the following terms shall have the meaning set forth below:

(a)  “Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in Baltimore, Maryland are authorized or required by law to close.

(b)  “Merger Agreement” shall mean the Agreement and Plan of Merger by and between the Merged Corporation, Merger Sub and Parent, dated January 24, 2005.

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EXHIBIT B

[Form of Voting Agreement]

The executed Voting Agreement has been filed as Exhibit 10.1 to the 8-K file on January 25, 2005.

EXHIBIT C

[FORM OF RULE 145 LETTER FOR BANK AFFILIATES]

[Date]

Mercantile Bankshares Corporation

Two Hopkins Plaza

Baltimore, Maryland 21203

Community Bank of Northern Virginia

8150 Leesburg Pike

Vienna, Virginia 22182

Ladies and Gentlemen:

The undersigned has been advised that, as of the date of this letter, the undersigned may be deemed to be an “affiliate” of Community Bank of Northern Virginia, a Virginia bank (the “Bank”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”).  Pursuant to the terms of the Agreement and Plan of Merger dated as of January 24, 2005 (the “Merger Agreement”) among the Bank, Mercantile Bankshares Corporation, a Maryland corporation (“Parent”), and Mercantile-Safe Deposit and Trust Company, a Maryland bank and wholly-owned subsidiary of Parent (“Merger Bank”), the Bank will be merged with and into Merger Bank with Merger Bank the surviving bank in the merger (the “Merger”).

As a result of the Merger, the undersigned may receive shares of common stock, par value $2.00 per share, of Parent (“Parent Common Shares”) in exchange for shares owned by the undersigned of common stock, par value $0.333-1/3 per share, of the Bank (the “Bank Common Stock”).

The undersigned represents, warrants and covenants to Parent and the Bank that, as of the date the undersigned receives any Parent Common Shares as a result of the Merger:

A.                         The undersigned shall not make any sale, transfer or other disposition of the Parent Common Shares in violation of the 1933 Act or the Rules and Regulations.

B.                           The undersigned has carefully read this letter and the Merger Agreement and discussed, to the extent the undersigned felt necessary with the undersigned’s counsel or counsel for the Bank, the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of Parent Common Shares.

C.                           The undersigned has been advised that the issuance of Parent Common Shares to the undersigned pursuant to the Merger will be registered with the SEC under the 1933 Act on a Registration Statement on Form S-4.  The undersigned has also been advised that, because, at the time the Merger is submitted for a vote of the shareholders of the Bank, the undersigned may be deemed an affiliate of the Bank, the undersigned may not sell, transfer or otherwise dispose of Parent Common Shares issued to the undersigned in the Merger unless such sale, transfer or other disposition (i) has been registered under the 1933 Act, (ii) is made in conformity with Rule 145 promulgated by the SEC under the 1933 Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, or pursuant to a “no action” letter obtained by the undersigned from the SEC staff, is otherwise exempt from registration under the 1933 Act.

D.                          Except as set forth in paragraph C above, the undersigned understands that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Shares by the undersigned or on the undersigned’s behalf under the 1933 Act or to take any other action necessary in order to enable the undersigned to make such sale, transfer or other disposition in compliance with an exemption from such registration.

E.                            The undersigned also understands that there will be placed on the certificates for the Parent Common Shares issued to the undersigned, or on any substitutions therefor, a legend stating in substance:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND MERCANTILE BANKSHARES CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF MERCANTILE BANKSHARES CORPORATION.”

F.                            The undersigned also understands that, unless the transfer by the undersigned of the undersigned’s Parent Common Shares has been registered under the 1933 Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SECURITIES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES.  THE SECURITIES HAVE NOT BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if (i) the securities represented thereby have been registered for sale by the undersigned under the 1933 Act or (ii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a “no-action” letter obtained by the undersigned from the SEC staff to the effect that the restrictions imposed by Rule 145 under the 1933 Act no longer apply to the undersigned.

G.                           The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of Parent, the Bank and the Surviving Bank (as defined in the Merger Agreement) and will be relied upon by such firms and their respective counsel and accountants.

10

H.                          The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of Parent and the Bank that are deemed beneficially owned by the undersigned pursuant to applicable federal securities laws.

Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of the Bank as described in the first paragraph of this letter, nor as a waiver of any rights that the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

[Remainder of page intentionally left blank]

Very truly yours,

By:
Name:
Accepted this day of , 2005 by

MERCANTILE BANKSHARES CORPORATION

By:
Name:
Title:

EXHIBIT D

[LETTERHEAD OF MERCANTILE BANKSHARES CORPORATION]

[ ], 2005

Davis Polk & Wardwell

450 Lexington Avenue

New York, NY  10017

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, VA 23219

Ladies and Gentlemen:

In connection with the opinions to be delivered pursuant to Sections 10.02(d) and 10.03(b) of the Agreement and Plan of Merger (the “Merger Agreement”),(1) dated as of January 24, 2005, between Community Bank of Northern Virginia, a Virginia bank (the “Bank”), and Mercantile Bankshares Corporation, a Maryland corporation (“Parent”), and Mercantile-Safe Deposit and Trust Company, a Maryland bank and a wholly-owned subsidiary of Parent (“Merger Bank”), the undersigned officer of Parent hereby certifies and represents as to Parent and Merger Bank that:

1.                             The consideration to be received by holders of common stock of the Bank (“Bank Shares”) in the merger (the “Merger”) of the Bank with and into Merger Bank was determined by arm’s length negotiations between the managements of Parent and the Bank.  In connection with the Merger, the holders of Bank Shares will not receive in exchange for such stock, directly or indirectly, any consideration other than common stock of Parent (“Parent Stock”), cash in an amount equal to no more than [     ]% of the fair market value of all Bank Shares outstanding and cash in lieu of fractional shares of Parent Stock.

2.                             The fair market value of the Parent Stock and/or cash (including cash in lieu of a fractional share of Parent Stock) received by each Bank shareholder will be approximately equal to the fair market value of the Bank Shares surrendered in exchange therefor.

(1)                        All defined terms used herein and not otherwise defined have the meaning ascribed to them in the Merger Agreement.

3.                             The payment of cash in lieu of fractional shares of Parent Stock to holders of Bank Shares is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration.

4.                             Neither Parent, any subsidiary of Parent, nor, to the best knowledge of the management of Parent, any partnership (or other entity taxable as a partnership for federal tax purposes) in which Parent or any subsidiary of Parent is a partner, has any plan or intention to redeem, purchase, exchange or otherwise reacquire (including by derivative transactions such as an equity swap which would have the economic effect of an acquisition) any of the Parent Stock to be issued in the Merger, other than stock repurchases made in the open market pursuant to a stock repurchase plan (adopted by Parent) for stock of Parent which is widely held and publicly.

5.                             No liabilities of the Bank or the Bank shareholders will be assumed by Parent, and Parent will not acquire in the Merger any Bank Shares subject to any liabilities.  The liabilities of the Bank assumed by Merger Bank and the liabilities to which the transferred assets of the Bank are subject were incurred by the Bank in the ordinary course of its business (including liabilities of the Bank for expenses solely and directly related to the Merger).

6.                             After the Merger, no dividends or distributions will be made to the former Bank stockholders by Parent other than dividends or distributions made to all holders of Parent Stock.

7.                             To the best knowledge of the management of Parent, neither Parent any subsidiary of Parent, nor any partnership (or other entity taxable as a partnership for federal tax purposes) in which Parent or any subsidiary of Parent is a partner, owns or within the past 5 years has owned, beneficially or of record, any class of stock of the Bank or any securities of the Bank or any instrument giving the holder the right to acquire any such stock or securities.

8.                             Neither Parent nor any subsidiary of Parent (i) has transferred or will transfer cash or other property to the Bank or any subsidiary of the Bank in anticipation of the Merger or (ii) has made or will make any loan to the Bank or any subsidiary the Bank of in anticipation of the Merger.

9.                             Merger Bank has no plan or intention, and Parent has no plan or intention to cause or permit Merger Bank, to issue additional shares of stock (or securities, options, warrants or instruments giving the holder thereof the right to acquire Merger Bank stock) that would (or if exercised would) result in Parent losing control of the Merger Bank. For purposes of this Letter, “control” with respect to a corporation shall mean ownership of at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of each other class of stock of the corporation.  Prior to the Merger, Parent will be in control of Merger Bank and Merger Bank will hold no Parent Stock.

10.                       After the Merger, to the best knowledge of the management of Parent and Merger Bank, Merger Bank will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Bank immediately prior to the Merger.  For purposes of this representation, amounts used (or to be used) by the Bank to pay Merger expenses, amounts paid (or to be paid) to holders of Bank Shares pursuant to the exercise of dissenters’ rights, amounts paid (or to be paid) by the Bank (and not with funds provided by Parent) to redeem stock, securities, warrants or options of the Bank, or to repay any indebtedness of the Bank as part of any overall plan of which the Merger is a part, and amounts distributed (or to be distributed) by the Bank to stockholders (except for regular, normal dividends) as part of any overall plan of which the Merger is a part, in each case will be treated as constituting assets held by the Bank immediately prior to the Effective Time that Merger Bank will not hold.

11.                       Following the Merger, Parent will continue the conduct of the Bank’s historic business or use a significant portion of the Bank’s historic business assets in a business.  For this purpose, Parent will be treated as holding all of the businesses and assets of its Qualified Group.  A Qualified Group is one or more chains of corporations connected through stock ownership with Parent but only if Parent is in control of at least one other corporation and each of the corporations (other than Parent) is controlled directly by one of the other corporations.

12.                       Parent has no plan or intention to (i) liquidate the Merger Bank, (ii) merge the Merger Bank into another entity in a transaction in which the Merger Bank will not be the surviving entity, (iii) sell, exchange, distribute or otherwise dispose of any stock of Merger Bank, (iv) permit or cause the Merger Bank to sell, exchange or otherwise dispose of any of its assets except for dispositions in the ordinary course of its business or transfers or successive transfers of stock or assets to one or more members of the Parent’s Qualified Group.

13.                       Neither Parent, Merger Bank nor any other subsidiary of Parent has paid or will pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of Bank Shares in connection with or as part of the Merger or any related transactions.  Neither Parent, Merger Bank nor any other subsidiary of Parent has agreed to assume, nor will it directly or indirectly assume, any other expense or other liability, whether fixed or contingent, of any holder of Bank Shares.

14.                       There is no intercorporate indebtedness existing between (i) Parent or any of its subsidiaries and (ii) the Bank or any of its subsidiaries that was issued or acquired or will be settled at a discount.

15.                       Neither Parent nor Merger Bank is a regulated investment company, a real estate investment trust or a corporation more than 25 percent (25%) of the fair market value of whose total assets consists of stock and securities of any one issuer and more than 50 percent (50%) of the fair market value of whose total assets consists of stock and securities of five or fewer issuers (each, an “Investment Company”).  For purposes of this representation, in making the 25% and 50% determinations under the preceding sentence, (i) stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary’s assets, (ii) a corporation shall be considered a subsidiary if the parent owns 50% or more of the combined voting power of all classes of stock entitled to vote or 50% or more of the total value of shares of all classes of stock outstanding, (iii) all entities that are members of the same “controlled group” within the meaning of section 1563(a) of the Internal Revenue Code are treated as a single issuer, and (iv) in determining total assets, there shall be excluded cash and cash items (including receivables), government securities and assets acquired (through incurring indebtedness or otherwise) for purposes of ceasing to be an Investment Company.

16.                       None of the compensation received or to be received by any shareholder-employees of the Bank is or will be separate consideration for or allocable to, any of their Bank Shares to be surrendered in the Merger.  None of the shares of Parent Stock to be received by any shareholder-employee of the Bank in the Merger is or will be separate consideration for, or allocable to, any employment, consulting or similar arrangement.  Any compensation paid or to be paid to any shareholder of the Bank who will be an employee of or perform other services for Parent, Merger Bank or any affiliate thereof after the Merger, will be determined by bargaining at arm’s length.

17.                       The Merger will be carried out in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus, and none of the material terms and conditions therein has been or will be waived or modified.

18.                       There are no agreements regarding the Merger other than those expressly referred to in the Merger Agreement.

19.                       None of Parent, the Bank or Merger Bank will take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization for federal income tax purposes or with any of the foregoing representations.

We understand that you will rely on this letter in rendering your opinions as to certain United States federal income tax consequences of the Merger.  As of the date hereof, we believe that all of the facts, representations and assumptions stated or referred to herein are consistent with the state of facts that will be existing as of the Effective Time.  We will immediately inform you if, after signing this letter, we have reason to believe that any of the facts described herein, in the Merger Agreement or in the Proxy Statement/Prospectus or any of the representations made in this letter are or have become untrue, incorrect or incomplete in any respect.

Very truly yours,

Mercantile Bankshares Corporation

By:
Name:
Title:

EXHIBIT E

[LETTERHEAD OF COMMUNITY BANK OF NORTHERN VIRGINIA]

[ ], 2005

Davis Polk & Wardwell

450 Lexington Avenue

New York, NY  10017

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, VA 23219

Ladies and Gentlemen:

In connection with the opinions to be delivered pursuant to Sections 10.02(d) and 10.03(b) of the Agreement and Plan of Merger (the “Merger Agreement”),(2) dated as of January 24, 2005, between Community Bank of Northern Virginia, a Virginia bank (the “Bank”), and Mercantile Bankshares Corporation, a Maryland corporation (“Parent”), and Mercantile-Safe Deposit and Trust Company, a Maryland bank and wholly-owned subsidiary of Parent (“Merger Bank”), the undersigned officer of the Bank hereby certifies and represents that:

1.                             The consideration to be received by holders of common stock of the Bank (“Bank Shares”) in the merger (the “Merger”) of the Bank with and into Merger Bank was determined by arm’s length negotiations between the managements of Parent and the Bank.  In connection with the Merger, the holders of Bank Shares will not receive in exchange for such stock, directly or indirectly, any consideration other than common stock of Parent (“Parent Stock”), cash in an amount equal to no more than [     ]% of the fair market value of all Bank Shares outstanding and cash in lieu of fractional shares of Parent Stock.

2.                             The fair market value of the Parent Stock and /or cash (including cash in lieu of a fractional share of Parent Stock) received by each Bank

(1)                        All defined terms used herein and not otherwise defined have the meaning ascribed to them in the Merger Agreement.

shareholder will be approximately equal to the fair market value of the Bank Shares surrendered in exchange therefor.

3.                             The payment of cash in lieu of fractional shares of Parent Stock to holders of Bank Shares is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration.

4.                             To the best knowledge of the management of the Bank, neither Parent, any subsidiary of Parent, nor any partnership (or other entity taxable as a partnership for federal tax purposes) in which Parent or any subsidiary of Parent is a partner, has any plan or intention to redeem, purchase, exchange or otherwise reacquire (including by derivative transactions such as an equity swap which would have the economic effect of an acquisition) any of the Parent Stock to be issued in the Merger, other than stock repurchases made in the open market pursuant to a stock repurchase plan (adopted by Parent) for stock of Parent which is widely held and publicly.

5.                             No liabilities of the Bank or the Bank shareholders will be assumed by Parent, and Parent will not acquire in the Merger any Bank Shares subject to any liabilities.  The liabilities of the Bank assumed by Merger Bank and the liabilities to which the transferred assets of the Bank are subject were incurred by the Bank in the ordinary course of its business (including liabilities of the Bank for expenses solely and directly related to the Merger).

6.                             After the Merger, to the best knowledge of the management of the Bank, no dividends or distributions will be made to the former Bank stockholders by Parent other than dividends or distributions made to all holders of Parent Stock.

7.                             To the best knowledge of the management of the Bank, neither Parent, any subsidiary of Parent, nor any partnership (or other entity taxable as a partnership for federal tax purposes) in which Parent or any subsidiary of Parent is a partner, owns or within the past 5 years has owned, beneficially or of record, any class of stock of the Bank or any securities of the Bank or any instrument giving the holder the right to acquire any such stock or securities.

8.                             To the best knowledge of the management of the Bank, the Merger Bank has no plan or intention, and Parent has no plan or intention to cause or permit Merger Bank, to issue additional shares of stock (or securities, options, warrants or instruments giving the holder thereof the right to acquire Merger Bank stock) that would (or if exercised would) result in Parent losing control of the Merger Bank.  For purposes of this Letter, “control” with respect to a corporation shall mean ownership of at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of each other class of stock of the corporation.  To the best knowledge of the management of the Bank, prior to the Merger, Parent will be in control of Merger Bank and Merger Bank will hold no Parent Stock.

9.                             Neither Parent nor any subsidiary of Parent (i) has transferred or will transfer cash or other property to the Bank or any subsidiary of the Bank in anticipation of the Merger or (ii) has made or will make any loan to the Bank or any subsidiary the Bank in anticipation of the Merger.

10.                       In the Merger, Merger Sub will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Bank immediately prior to the Merger.  For purposes of this representation, amounts used (or to be used) by the Bank to pay Merger expenses, amounts paid (or to be paid) to holders of Bank Shares pursuant to the exercise of dissenters’ rights, amounts paid (or to be paid) by the Bank (and not with funds provided by the Parent) to redeem stock, securities, warrants or options of the Bank, or to repay any indebtedness of the Bank as part of any overall plan of which the Merger is a part, and amounts distributed (or to be distributed) by the Bank to stockholders (except for regular, normal dividends) as part of any overall plan of which the Merger is a part, in each case will be treated as constituting assets held by the Bank immediately prior to the Effective Time that Merger Bank will not acquire.

11.                       In anticipation of the Merger, neither the Bank, any subsidiary of the Bank, nor any partnership (or other entity taxable as a partnership for federal tax purposes) in which the Bank or any subsidiary of the Bank is a partner, has redeemed or acquired any shares of stock of the Bank or entered into any agreement, understanding or arrangement to acquire any such shares, other than shares acquired in the ordinary course of business in connection with employee incentive and benefit programs, and the Bank has not made any distributions with respect to its stock other than regular, normal dividends.

12.                       To the best knowledge of the management of the Bank, Parent has no plan or intention to (i) liquidate the Merger Bank, (ii) merge the Merger Bank into another entity in a transaction in which the Merger Bank will not be the surviving entity, (iii) sell, exchange, distribute or otherwise dispose of the stock of the Merger Bank or (iv) permit or cause the Merger Bank to sell, exchange or otherwise dispose of any of its assets except for dispositions in the ordinary course of its business or transfers or successive transfers of stock or assets to one or more members of the Parent’s Qualified Group.

13.                       Following the Merger, to the best knowledge of the management of the Bank, Parent will continue the conduct of the Bank’s historic business or use a significant portion of the Bank’s historic business assets in a business.  For this purpose, Parent will be treated as holding all of the businesses and assets of its Qualified Group.  A Qualified Group is one or more chains of corporations connected through stock ownership with Parent but only if Parent is in control of at least one other corporation and each of the corporations (other than Parent) is controlled directly by one of the other corporations.

14.                       The Bank has paid or will pay its expenses incurred in connection with the Merger, except that Merger Bank, as successor to the Bank, may pay after the Merger expenses of the Bank that are solely and directly related to the Merger and not paid before the Merger.  Neither the Bank nor any other subsidiary of the Bank has paid or will pay expenses, if any, incurred by holders of Bank Shares in connection with or as part of the Merger or related transactions.

15.                       There is no intercorporate indebtedness existing between Parent and Bank or any of its subsidiaries or between Merger Bank and Bank that was issued, acquired, or will be settled at a discount.

16.                       The Bank is not a regulated investment company, a real estate investment trust, or a corporation more than 25 percent (25%) of the fair market value of whose total assets consists of stock and securities of any one issuer and more than 50 percent (50%) of the fair market value of whose total assets consists of stock and securities of five or fewer issuers (each, an “Investment Company”).  For purposes of this representation, in making the 25% and 50% determinations under the preceding sentence, (i) stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary’s assets, (ii) a corporation shall be considered a subsidiary if the parent owns 50% or more of the combined voting power of all classes of stock entitled to vote or 50% or more of the total value of shares of all classes of stock outstanding, (iii) all entities that are members of the same “controlled group” within the meaning of section 1563(a) of the Internal Revenue Code are treated as a single issuer, and (iv) in determining total assets, there shall be excluded cash and cash items (including receivables), government securities and assets acquired (through incurring indebtedness or otherwise) for purposes of ceasing to be an Investment Company.

17.                       None of the compensation received or to be received by any shareholder-employees of the Bank is or will be separate consideration for, or allocable to, any of their Bank Shares to be surrendered in the Merger.  None of the shares of Parent Stock to be received by any shareholder-employee of the Bank in the Merger is or will be separate consideration for, or allocable to, any employment, consulting or similar arrangement.  To the best knowledge of the management of the Bank, any compensation paid or to be paid to any shareholder of the Bank who will be an employee of or perform advisory services for Parent, Merger Bank, or any affiliate thereof after the Merger, will be determined by bargaining at arm’s length.

18.                       Either (a) no Bank Shares, if any, that were acquired in connection with the performance of services (including stock acquired through the exercise of an option or warrant acquired in connection with the performance of services) are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Internal Revenue Code or (b) any shares of Parent Stock received in exchange for Bank Shares that were acquired in connection with the performance of services and are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Code will be subject to substantially the same risk of forfeiture after the Merger.

19.                       Since April 16, 1997, the Bank has not distributed to its shareholders or security holders stock or securities of a controlled corporation, nor have Bank Shares been distributed, in a transaction to which section 355(a) of the Code applies.

20.                       The Merger will be carried out in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus, and none of the material terms and conditions therein has been or will be waived or modified.

21.                       There are no agreements regarding the Merger other than those expressly referred to in the Merger Agreement.

22.                       The Bank will not take any position on any Federal, state, or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization for federal income tax purposes or with any of the foregoing representations.

We understand that you will rely on this letter in rendering your opinions as to certain United States federal income tax consequences of the Merger.   As of the date hereof, we believe that all of the facts, representations and assumptions stated or referred to herein are consistent with the state of facts that will be existing as of the Effective Time.  We will immediately inform you if, after signing this letter, we have reason to believe that any of the facts described herein, in the Merger Agreement or in the Proxy Statement/Prospectus or any of the representations made in this letter are or have become untrue, incorrect or incomplete in any respect.

Very truly yours,

Community Bank of Northern Virginia

By:
Name:
Title: